Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
JASON INDUSTRIES, INC. et al.,[1]	)	Case No. 20-22766 (RDD)
)
Debtors.	)	(Jointly Administered)
)

ORDER (I) APPROVING THE DISCLOSURE STATEMENT FOR
AND CONFIRMING THE JOINT PREPACKAGED PLAN OF
REORGANIZATION OF JASON INDUSTRIES, INC. AND ITS
DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE
BANKRUPTCY CODE AND (II) GRANTING RELATED RELIEF

The above-captioned debtors and debtors in possession (collectively, the “Debtors”) having:

a.
distributed, on or about June 24, 2020, to Holders of Claims entitled to vote to accept or reject the Plan (as defined herein):  (i) the Joint Prepackaged Plan of Reorganization of Jason Industries, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 22] (as the same may have been modified, supplemented, and amended, including as set forth in Exhibit A hereto, the “Plan”);[2] (ii) the Disclosure Statement for the Joint Prepackaged Plan of Reorganization of Jason Industries, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 23] (the “Disclosure Statement”); (iii) ballots for voting on the Plan (the “Ballots”); and (iv) the Notice of (I) Commencement of Prepackaged Chapter 11 Bankruptcy Cases, (II) Combined Hearing on the Disclosure Statement, Confirmation of the Joint Prepackaged Chapter 11 Plan, and Related Matters, and (III) Related Objection and Briefing Deadlines (the “Combined Hearing Notice”), which provided a brief summary of the Plan;

1
The last four digits of the Debtors’ tax identification numbers, if any, are:  Jason Industries, Inc. (8322); Jason Partners Holdings, Inc. (1977); Jason Holdings, Inc. I (9929); Jason Incorporated (6840); Milsco, LLC (7243); Osborn, LLC (5279); Schaffner Manufacturing Co., Inc. (0894); and Jason International Holdings, Inc. (7730).  The location of the Debtors’ service address for purposes of these chapter 11 cases is:  777 Westchester Avenue, Suite 101, White Plains, NY 10604.

2	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

b.
solicited votes on the Plan, beginning on or about June 24, 2020 through July 31, 2020, by serving copies of the Plan, Disclosure Statement, and Ballots for voting to accept or reject the Plan to those Holders of Claims entitled to vote on the Plan in accordance with the terms of chapter 11 of the Bankruptcy Code, the Bankruptcy Rules, the Amended Procedural Guidelines for Prepackaged Chapter 11 Cases in the United States Bankruptcy Court for the Southern District of New York, as amended, effective October 21, 2019 (as adopted by General Order M‑387) (the “Guidelines”), and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of New York (the “Local Rules”);

c.	commenced, on June 24, 2020 (the “Petition Date”), the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

d.	filed,[3] on the Petition Date, the Plan and the Disclosure Statement;

e.
filed, on the Petition Date, the Debtors’ Motion for Entry of an Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Establishing Plan and Disclosure Statement Objection and Reply Deadlines and Related Procedures, (III) Approving the Solicitation Procedures, (IV) Approving the Combined Hearing Notice, (V) Directing that a Meeting of Creditors Not Be Convened, (VI) Waiving the Requirement of Filing Schedules and Statements, and (VII) Granting Related Relief [Docket No. 24];

f.
filed, on the Petition Date, the Declaration of Chad M. Paris (I) in Support of Chapter 11 Petitions and First Day Pleadings and (II) Pursuant to Local Bankruptcy Rule 1007-2 [Docket No. 25] (the “First Day Declaration”);

g.	filed, on June 26, 2020, the Affidavit of Service of Solicitation Materials [Docket No. 31];

h.	filed, on July 1, 2020, the Notice of Telephonic Second Day Hearing to be Held on July 22, 2020, at 2:00 P.M. (Prevailing Eastern Time) [Docket No. 48];

i.	filed on July 2, 2020 the Affidavit of Service of the Notice of Second Day and Confirmation Hearing to be Held on July 22, 2020, at 2:00 p.m. (E.T.) [Docket No. 52];

3	Unless otherwise indicated, use of the term “filed” in this Confirmation Order refers also to the service of the applicable document filed on the docket for Case No. 20-22766.

j.	filed, on July 9, 2020, the Notice of Dates and Deadlines [Docket No. 61], which details the dates and deadlines set by the Court pursuant to the Scheduling Order (as defined herein);

k.
published, on July 14, 2020, in each of Milwaukee Journal Sentinel and the New York Times (National Edition), notice of the date and time set for the hearing to consider approval of the Disclosure Statement and confirmation of the Plan (the “Combined Hearing”), as evidenced by the Affidavits of Publication, filed on July 15, 2020 [Docket Nos. 63, 64] (together, the “Affidavits of Publication”);

l.
filed on July 17, 2020 and July 23, 2020, the Affidavit of Service and Supplemental Affidavit of Service evidencing the service of the Combined Hearing Notice [Docket Nos. 77, 120] (together with the Affidavits of Publication, the “Affidavits”);

m.
filed, on July 29, 2020, the Notice of Immaterial Modification of the Joint Prepackaged Plan of Reorganization of Jason Industries, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 139], with a modified version of the Plan, dated August 25, 2020, attached as Exhibit A thereto;

n.
filed, on July 29, 2020, the Notice of Immaterial Modification of the Disclosure Statement for the Joint Prepackaged Plan of Reorganization of Jason Industries, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 140], with a modified version of the Disclosure Statement attached as Exhibit A thereto;

o.
filed, on July 29, 2020 and August 14, 2020, the plan supplements to the Plan [Docket Nos. 144, 199] (collectively, and as modified, supplemented, or otherwise amended from time to time, the “Plan Supplement”);

p.
filed, on August 4, 2020, the Declaration of Stephenie Kjontvedt of Epiq Corporate Restructuring, LLC Regarding Voting and Tabulation of Ballots Cast on the Joint Prepackaged Plan of Reorganization of Jason Industries, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 158] (the “Initial Voting Certification”) and, on August 25, 2020, the Amended Declaration of Stephenie Kjontvedt of Epiq Corporate Restructuring, LLC Regarding Voting and Tabulation of Ballots Cast on the Joint Prepackaged Plan of Reorganization of Jason Industries, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 219] (together with the Initial Voting Certification, the “Voting Certification”), which details the results of the Plan voting process and, among other things, certifies that, as of the voting deadline, 100% in amount and 100% in number of Holders of Claims in Class 3, 100% in amount and 100% in number of Holders of Claims in Class 4, and 85.70% in amount and 71.43% in number of Holders of Claims in Class 5 entitled to vote on the Plan voted to accept the Plan;

q.
filed, on August 10, 2020:  (i) the Declaration of Rebecca Roof in Support of Confirmation of the Joint Prepackaged Plan of Reorganization [Docket No. 172] (the “Roof Declaration”); (ii) the Declaration of Chad Paris in Support of Confirmation of the Joint Prepackaged Plan of Reorganization [Docket No. 175] (the “Paris Declaration”); (iii) the Declaration of Jeffrey Kopa in Support of Confirmation of the Joint Prepackaged Plan of Reorganization [Docket No. 171] (the “First Kopa Declaration”); and (iv) the Declaration of Zul Jamal in Support of Confirmation of the Joint Prepackaged Plan of Reorganization [Docket No. 176] (the “First Jamal Declaration”);

r.
filed, on August 11, 2020, the Debtors’ Memorandum of Law in Support of an Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Plan of Reorganization of Jason Industries, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 183] (the “Confirmation Brief”);

s.
filed, on August 14, 2020, the Supplemental Declaration of Jeffrey Kopa in Support of Confirmation of the Joint Prepackaged Plan of Reorganization of Jason Industries, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 197] (together with the First Kopa Declaration, the “Kopa Declaration”) and the Supplemental Declaration of Zul Jamal in Support of Confirmation of the Joint Prepackaged Plan of Reorganization of Jason Industries, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 196] (together with the First Jamal Declaration, the “Jamal Declaration”);

t.	filed, on August 17, 2020, the Plan, as modified [Docket No. 208]; and

u.	operated their businesses and managed their properties during the Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The United States Bankruptcy Court for the Southern District of New York (the “Court”) having:

a.
entered, on July 2, 2020, the Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Establishing Plan and Disclosure Statement Objection and Reply Deadlines and Related Procedures, (III) Approving the Solicitation Procedures, (IV) Approving the Combined Hearing Notice, (V) Directing that a Meeting of Creditors not be Convened, (VI) Extending the Deadline to File Schedules and Statements and (VII) Granting Related Relief [Docket No. 51] (the “Scheduling Order”);

b.
reviewed the Plan, the Disclosure Statement, the Confirmation Brief, the Plan Supplement, the First Day Declaration, the Roof Declaration, the Paris Declaration, the Kopa Declaration, the Jamal Declaration, the Voting Certification, and all other pleadings, exhibits, statements, affidavits, declarations, and comments regarding Confirmation of the Plan that were filed with the Court, including all objections, statements, and reservations of rights made with respect thereto;

c.	reviewed the discharge, compromises, settlements, releases, exculpations, and injunctions set forth in Article VIII of the Plan;

d.	held the Combined Hearing on August 17, 2020, at 10:00 a.m., prevailing Eastern Time, pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

e.	heard the statements, arguments, and objections made by counsel in respect of Confirmation of the Plan;

f.	overruled any and all objections to the Plan and Confirmation thereof and all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated; and

g.	taken judicial notice of the papers and pleadings filed with the Court and all orders entered in the Chapter 11 Cases.

NOW, THEREFORE, it appearing to the Court that notice of the Combined Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation have been adequate and appropriate as to all Entities affected or to be affected by the Plan and the transactions contemplated thereby, and that the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Combined Hearing establish just cause for the relief granted herein; and upon the record of the Combined Hearing; and after due deliberation thereon and good cause appearing therefor, the Court hereby makes and issues the following findings of fact, conclusions of law, and orders:

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings and Conclusions

1.          The findings and conclusions set forth herein and on the record at the Combined Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014.  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.	Jurisdiction and Venue

2.          Venue in the Court was proper as of the Petition Date pursuant to 28 U.S.C. §§ 1408 and 1409 and continues to be proper during these Chapter 11 Cases.  Approval of the Disclosure Statement and Confirmation of the Plan are core proceedings within the meaning of 28 U.S.C. § 157(b) that, under the United States Constitution, the Court may decide by final order.  The Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. §§ 157(a)‑(b) and 1334(b).  The Court has exclusive jurisdiction to determine whether the Disclosure Statement contains adequate information for purposes of section 1125 of the Bankruptcy Code.

C.	Eligibility for Relief

3.            The Debtors were and are Entities eligible for relief under section 109 of the Bankruptcy Code.

D.	Judicial Notice

4.           The Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly appointed agent, including all pleadings and other documents filed, all orders entered, all hearing transcripts, and all evidence and arguments made, proferred or adduced at, the hearings held before the Court during the pendency of the Chapter 11 Cases, including the Combined Hearing.

E.	Commencement and Joint Administration of the Chapter 11 Cases

5.           On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code.  In accordance with the Order (I) Directing Joint Administration of Chapter 11 Cases and (II) Granting Related Relief [Docket No. 32], the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015.  Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed in the Chapter 11 Cases.  No official committees have been appointed in the Chapter 11 Cases.

F.	Objections

6.          Any resolution of objections to Confirmation explained on the record at the Combined Hearing is hereby incorporated by reference.  All unresolved objections, statements, informal objections, and reservations of rights (except with respect to unresolved cure amounts), if any, related to the Disclosure Statement or Confirmation of the Plan are overruled on the merits.

G.	Burden of Proof & Satisfaction of Section 1129 Requirements

7.          The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan.

H.	Notice of the Combined Hearing

8.          As evidenced by the Affidavits of Service, due, adequate, and sufficient notice of the Disclosure Statement, the Plan, and the Combined Hearing, together with all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement and the Plan, has been provided to:  (a) the U.S. Trustee; (b) all known Holders of Claims and Interests; (c) the agent under the Debtors’ prepetition first lien credit agreement and counsel thereto; (d) the agent under the Debtors’ prepetition second lien credit agreement and counsel thereto; (e) counsel to the ad hoc group of lenders under the Debtors’ prepetition first lien credit agreement; (f) counsel to the ad hoc group of lenders under the Debtors’ prepetition second lien credit agreement; (g) the United States Attorney’s Office for the Southern District of New York; (h) the Internal Revenue Service; (i) the United States Securities and Exchange Commission; (j) the Environmental Protection Agency and all similar state environmental agencies; (k) the office of the attorney general in the states where the Debtors conduct their business operations; and (l) any party that has requested notice pursuant to Bankruptcy Rule 2002.  Also, the Combined Hearing Notice was published in The New York Times (National Edition) and the Milwaukee Journal Sentinel on July 14, 2020, in compliance with the Scheduling Order and Bankruptcy Rule 2002(l).  Such notice was adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002, 3017, and 3020, and other applicable law and rules, and no other or further notice is or shall be required.

I.	Combined Hearing on the Disclosure Statement and Plan Confirmation

9.            It was appropriate to hold the Combined Hearing on the Debtors’ request for approval of the Disclosure Statement and Confirmation of the Plan under sections 105(d)(2)(B)(vi) and 1125(g) of the Bankruptcy Code, Bankruptcy Rule 3018(b), and the Guidelines.

J.	Disclosure Statement

10.         The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non‑bankruptcy laws, rules, and regulations, including the Securities Act, and (b) “adequate information” (as such term is defined in section 1125(a) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein.  The filing of the Disclosure Statement with the clerk of the Court satisfied Bankruptcy Rule 3016(b).

K.	Voting Certification

11.          Only Holders of Claims in Class 3, Class 4, and Class 5 were eligible to vote on the Plan (the “Voting Classes”).  The Ballots the Debtors used to solicit votes to accept or reject the Plan from Holders in the Voting Classes adequately addressed the particular needs of the Chapter 11 Cases and were appropriate for Holders in the Voting Classes to vote to accept or reject the Plan.  Holders of Claims or Interests in Classes 1, 2, 6, 7, 8, 9 and 10 were either Unimpaired or Impaired under the Plan and were not entitled to vote to accept or reject the Plan (collectively, the “Non‑Voting Classes”).  Thus, Holders of Claims or Interests in the Non‑Voting Classes were conclusively presumed to have accepted, or deemed to have rejected, the Plan, as applicable.  Based on the foregoing, and as evidenced by the Voting Certification, Class 3 (First Lien Secured Credit Agreement Claims) and Class 4 (First Lien Credit Agreement Deficiency Claims) have voted to accept the Plan in accordance with the requirements of sections 1124, 1126, and 1129 of the Bankruptcy Code.  Following the modification to the Plan to incorporate the settlement with the Second Lien Ad Hoc Group, certain Holders of Claims in Class 5 (Second Lien Credit Agreement Claims) modified their previous votes to reject the Plan to votes to accept the Plan.

L.	Solicitation

12.        As described in the Voting Certification, the solicitation of votes on the Plan complied with the solicitation procedures approved in the Scheduling Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations, including, to the extent applicable, the registration requirements under the Securities Act.

13.        As described in the Voting Certification prior to the Petition Date, the Plan, the Disclosure Statement, and the applicable Ballot (collectively, the “Solicitation Package”), and, following the Petition Date, the Combined Hearing Notice, were transmitted and served, including to all Holders in the Voting Classes, in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, the Scheduling Order, and any applicable non‑bankruptcy law.  Transmission and service of the Solicitation Package and the Combined Hearing Notice was timely, adequate, and sufficient.  No further notice is required.

14.          As set forth in the Voting Certification, the Solicitation Package was distributed to Holders in the Voting Classes that held a Claim against the Debtors, as of June 22, 2020 (the “Voting Record Date”).  The establishment and notice of the Voting Record Date were approved by the Scheduling Order.

15.        The period during which the Debtors solicited acceptances or rejections to the Plan was a reasonable and sufficient period of time for Holders in the Voting Classes to make an informed decision to accept or reject the Plan, and solicitation complied with section 1126(b) of the Bankruptcy Code.

16.          Under sections 1126(f) and 1126(g) of the Bankruptcy Code, the Debtors were not required to solicit votes from the Holders of Claims or Interests, as applicable, in the Non‑Voting Classes, each of which is conclusively presumed to have accepted, or deemed to have rejected, the Plan.

M.	Plan Supplement

17.          The filing and notice of the Plan Supplement, and any modifications or supplements thereto, were proper and in accordance with the Plan, the Bankruptcy Code, and the Bankruptcy Rules, and no other or further notice is or shall be required.

N.	Modifications to the Plan

18.        Pursuant to section 1127 of the Bankruptcy Code, any modifications to the Plan in the Plan Supplement or in the Plan attached hereto (collectively, the “Plan Modifications”), as currently on file with the Court, constitute technical or non-material changes that do not materially and adversely affect or change the recovery levels with respect to any particular Class of Claims or Interests, or changes with respect to particular Claims or Interests made pursuant to the agreement of the Holders of such Claims or Interests.  Pursuant to Bankruptcy Rule 3019, these Plan Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the further resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that the Holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

19.         This Confirmation Order may contain or result in modifications to the Plan that were made to address comments received from various parties in interest, including the Court.  The Plan Modifications are consistent with the provisions of the Bankruptcy Code.  The disclosure of any modifications to the Plan prior to or on the record at the Combined Hearing constitutes due and sufficient notice of any and all Plan Modifications.  The Plan, as modified, shall constitute the Plan submitted for Confirmation.

O.	Compliance with Bankruptcy Code Requirements—Section 1129(a)(1).

20.        The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123 of the Bankruptcy Code.  In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

i.          Proper Classification—Sections 1122 and 1123.

21.         The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code.  Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into ten Classes, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims, Professional Fee Claims, and Priority Tax Claims, which are addressed in Article II of the Plan and which are not required to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code).  Valid business, factual, and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan, the classifications were not promulgated for any improper purpose, and the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests.  In accordance with section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.  The Plan, therefore, satisfies the requirements of sections 1122(a), 1122(b), and 1123(a)(1) of the Bankruptcy Code.

ii.          Specified Unimpaired Classes—Section 1123(a)(2).

22.       Article III of the Plan specifies that Claims in Classes 1, 2, and 6 are Unimpaired under the Plan.  The Plan, therefore, satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

iii.          Specified Treatment of Impaired Classes—Section 1123(a)(3).

23.        Article III of the Plan specifies the treatment of each Impaired, or potentially Impaired, Class of Claims or Interests under the Plan, including Classes 3, 4, 5, 7, 8, 9 and 10.  The Plan, therefore, satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code.

iv.         No Discrimination—Section 1123(a)(4).

24.         Article III of the Plan provides the same treatment for each Claim or Interest within a particular class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest.  The Plan, therefore, satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

v.         Adequate Means for Plan Implementation—Section 1123(a)(5).

25.       The Plan and the various documents and agreements set forth in the Plan Supplement provide adequate means for the Plan’s implementation, including:  (a) the New Organizational Documents; (b) the Reorganized Debtors’ entry into the New Credit Agreement Documents and all related documents; (c) the Reorganized Debtors’ issuance of the New Jason Equity; (d) the Reorganized Debtors’ entry into the New Revolving Exit Facility Credit Agreement and all related documents; (e) authorizing the Debtors or Reorganized Debtors, as applicable, to take all actions set forth in the Restructuring Steps Memorandum, including the Sale Transaction;  (f) authorizing the Debtors or Reorganized Debtors, as applicable, to take all actions necessary to effectuate the Plan; (g) the vesting of Estate assets in the Reorganized Debtors; (h) the preservation and vesting of all Causes of Action in the Reorganized Debtors; (i) the cancellation of notes, instruments, certificates, and other documents evidencing Claims; and (j) the appointment of officers, directors, and managers of the Reorganized Debtors.  The Plan, therefore, satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

vi.        Non-Voting Equity Securities—Section 1123(a)(6).

26.          The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code prohibiting the issuance of nonvoting equity securities.  Article IV of the Plan provides that the New Organizational Documents will prohibit the issuance of any non‑voting equity securities under the Plan, to the extent required by section 1123(a)(6) of the Bankruptcy Code.

vii.       Directors and Officers—Section 1123(a)(7).

27.        The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.  The directors’ and officers’ identities for the Reorganized Debtors, to the extent known, were disclosed at or before the Combined Hearing and, to the extent not known, will be determined in accordance with the Plan and the New Organizational Documents.  The manner in which the officers and directors were selected is consistent with the interests of Holders of Claims and Interests and public policy.

viii.      Claims and Executory Contracts—Section 1123(b)(1)–(2).

28.        Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, Section 5.1 of the Plan provides for the assumption, assumption and assignment, or rejection of certain Executory Contracts and Unexpired Leases.  The Debtors’ determinations regarding the assumption or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan and are in the best interests of the Debtors, their Estates, holders of Claims or Interests and other parties in interest in these Chapter 11 Cases.

ix.        Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Section 1123(b)(3).

29.          The Plan is consistent with section 1123(b)(3) of the Bankruptcy Code.  Section 8.2 of the Plan describes certain releases granted by the Debtors (the “Debtor Release”), Section 8.3 of the Plan provides for the release of the Released Parties by the Releasing Parties (the “Third‑Party Release”), Section 8.4 of the Plan provides for exculpation for the Exculpated Parties (the “Exculpation”), and Section 8.5 of the Plan provides for an injunction (the “Injunction”).  The Court has jurisdiction under sections 1334(a) and 1334(b) of the Judicial Code and authority under section 105 of the Bankruptcy Code to approve each of the Debtor Release, the Third‑Party Release, the Exculpation, and the Injunction.  As has been established based upon the evidence presented at the Combined Hearing, such provisions (a) were given in exchange for good, valuable, and adequate consideration after due notice and opportunity for hearing, (b) are appropriately tailored under the facts and circumstances of the Chapter 11 Cases, (c) were integral to the agreements among the various parties in interest and are essential to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code, (d) confer substantial benefits on the Estates, (e) are fair, equitable, and reasonable, and (f) are in the best interests of the Debtors, the Estates, and parties in interest.  Further, the failure to implement the Debtor Release, Third‑Party Release, Exculpation and Injunction would impair the Debtors’ ability to confirm and implement the Plan.

30.        The Debtor Release represents a valid exercise of the Debtors’ business judgment.  The Released Parties provided good and valuable consideration in exchange for the releases—including services, substantial funding, and the consensual reduction or waiver of significant claims, as the case may be—and otherwise facilitated the reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan.

31.         The Third-Party Release is consensual with respect to the Releasing Parties.  Specifically, the Ballots sent to all Holders of Impaired Claims in the Voting Class unambiguously stated that the Plan contains the Third-Party Release.

32.          The Exculpation appropriately affords protection to those parties who constructively participated in and contributed to the Debtors’ chapter 11 process consistent with their duties under the Bankruptcy Code, and it is appropriately tailored to protect the Exculpated Parties from inappropriate litigation.  The Exculpation granted under the Plan is reasonable in scope as it does not relieve any party of liability for an act or omission to the extent such act or omission is determined by final order to constitute actual fraud, willful misconduct, or gross negligence.

33.       The Injunction is essential to the Plan and is necessary to implement the Plan and to preserve and enforce the Debtor Release, the Third‑Party Release, the Exculpation, and discharge provisions in Article VIII of the Plan.  The Injunction is appropriately tailored to achieve those purposes.

34.       The record of the Combined Hearing is sufficient to support the Debtor Release, Third-Party Release, Exculpation, and Injunction.  Accordingly, based upon the representations of the parties and the evidence proffered, adduced, or presented at the Combined Hearing, the Debtor Release, Third-Party Release, Exculpation, and Injunction are consistent with the Bankruptcy Code and applicable law.

35.        The provisions regarding the preservation of Causes of Action in the Plan (including Section 4.20 of the Plan), including the Plan Supplement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

x.          Additional Plan Provisions—Section 1123(b)(6).

36.        The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code. The Plan’s settlement of disputes regarding the treatment of Class 5 under the Plan’s prior versions is reasonable, fair and equitable and in the best interests of the Debtors’ estates and creditors after taking into account the risks, costs and delay of further litigation and the affected parties’ views and was negotiated at arms-length by parties advised by capable professional advisors.

P.	Debtor Compliance with the Bankruptcy Code—Section 1129(a)(2).

37.          The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfy the requirements of section 1129(a)(2) of the Bankruptcy Code.  Specifically, each Debtor:

a.	is an eligible debtor under section 109 of the Bankruptcy Code and a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code;

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

c.
complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Local Rules, any applicable non‑bankruptcy law, rule, and regulation, the Scheduling Order, and all other applicable law, in transmitting the Solicitation Materials and related documents and notices, and in soliciting and tabulating the votes on the Plan.

Q.	Plan Proposed in Good Faith—Section 1129(a)(3).

38.          The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.  The Debtors proposed the Plan in good faith and not by any means forbidden by law.  In so determining, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, the process leading to Confirmation of the Plan, and the transactions to be implemented pursuant thereto.  The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to implement the Restructuring Transactions, reorganize, and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources.

R.	Payment for Services or Costs and Expenses—Section 1129(a)(4).

39.          The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

S.	Directors, Officers, and Insiders—Section 1129(a)(5).

40.          The Reorganized Debtors’ initial directors and officers, to the extent known, have been disclosed at or prior to the Combined Hearing and, to the extent not known, will be determined in accordance with the Plan and the New Organizational Documents.  The proposed officers and directors for the Reorganized Debtors are qualified, and their appointment to, or continuance in, such roles is consistent with the interests of Holders of Claims and Interests and with public policy.  Accordingly, the Plan, in conjunction with the Plan Supplement, satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

T.	No Rate Changes—Section 1129(a)(6).

41.        Section 1129(a)(6) of the Bankruptcy Code is not applicable to the Chapter 11 Cases.  The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

U.	Best Interest of Creditors—Section 1129(a)(7).

42.        The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.  The liquidation analysis attached to the Disclosure Statement as Exhibit C and the other evidence related thereto in support of the Plan that was proffered or adduced in the Kopa Declaration or at, prior to, or in connection with the Combined Hearing:  (a) is reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; and (d) establishes that each Holder of an Allowed Claim or Interest in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such Holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

V.	Acceptance by Certain Classes—Section 1129(a)(8).

43.        The Plan does not satisfy the requirements of section 1129(a)(8) of the Bankruptcy Code.  Classes 1, 2, and 6 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code.  All of the Voting Classes, Classes 3, 4, and 5 have voted or have modified their vote to accept the Plan.  Holders of Class 9 Jason Common Interests and Holders of Class 10 Jason Preferred Interests receive no recovery pursuant to the Plan and are deemed to have rejected the Plan.  Holders of Claims or Interests in Classes 7 and 8 either constitute Unimpaired or Impaired Classes, and are each conclusively presumed to have accepted, or deemed to have rejected, the Plan, respectively.  Notwithstanding the foregoing, the Plan is confirmable because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

W.	Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9).

44.         The treatment of Administrative Claims, Professional Fee Claims, and Priority Tax Claims under Article II of the Plan and of Other Priority Claims under Article III of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

X.	Acceptance By At Least One Impaired Class—Section 1129(a)(10).

45.         The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.  As evidenced by the Voting Certification, Class 3 (First Lien Secured Credit Agreement Claims) and Class 4 (First Lien Credit Agreement Deficiency Claims) have voted to accept the Plan by the requisite number and amount of Claims at each Debtor, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code), specified under the Bankruptcy Code.  Furthermore, following the filing of the Plan, as modified on August 20, 2020, Holders of Claims in Class 5 (Second Lien Credit Agreement Claims) modified their vote to accept the Plan.

Y.	Feasibility—Section 1129(a)(11).

46.         The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.  The financial projections attached to the Disclosure Statement as Exhibit E and the other evidence supporting Confirmation of the Plan proffered or adduced by the Debtors at, or prior to, or in the Paris Declaration filed in connection with, the Combined Hearing:  (a) are reasonable, persuasive, and credible as of the dates such analysis or evidence was prepared, presented, or proffered; (b) have not been controverted by other evidence; (c) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, except as provided in the Plan; and (d) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.

Z.	Payment of Fees—Section 1129(a)(12).

47.          The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.  Section 2.3 of the Plan provides for the payment of all fees payable by the Debtors under section 1930(a) of the Judicial Code and any interest thereon, pursuant to 31 U.S.C. §3717.  Such fees (and interest, if any) shall be payable through the end of the Chapter 11 Cases.

AA.	Continuation of Employee Benefits—Section 1129(a)(13).

48.         The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.  Section 4.17 of the Plan provides that from and after the Effective Date, the payment of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, will continue in accordance with applicable law.

BB.	Non-Applicability of Certain Sections—Sections 1129(a)(14), (15), and (16).

49.        Sections 1129(a)(14)-(16) of the Bankruptcy Code do not apply to the Chapter 11 Cases.  The Debtors owe no domestic support obligations, are not individuals, and are not nonprofit corporations.

CC.	“Cram Down” Requirements—Section 1129(b).

50.        The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code because (a) at least one Voting Class of Claims at each Debtor voted to accept the Plan and (b) the Plan does not discriminate unfairly and is fair and equitable with respect to the Claims and Interests in the Classes that are deemed to reject the Plan.  The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

DD.	Only One Plan—Section 1129(c).

51.         The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code.  The Plan is the only chapter 11 plan filed in each of the Chapter 11 Cases.

EE.	Principal Purpose of the Plan—Section 1129(d).

52.         The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

FF.	Good Faith Solicitation—Section 1125(e).

53.          The Debtors, the Released Parties, the Exculpated Parties, and any and all affiliates, directors, officers, members, managers, shareholders, partners, employees, attorneys, and advisors of each of the foregoing, as applicable, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to support of the Plan and this Confirmation Order, including the solicitation of acceptances of the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

GG.	Satisfaction of Confirmation Requirements

54.          Based on the foregoing, the Plan satisfies the requirements for Confirmation thereof set forth in section 1129 of the Bankruptcy Code.

HH.	Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

55.          Each of the conditions precedent to the Effective Date, as set forth in Section 9.1 of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Section 9.2 of the Plan.

II.	Implementation

56.          All documents necessary to implement the Plan and all other relevant and necessary documents have been negotiated in good faith and at arm’s length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements; provided, that regardless of whether parties required to sign or execute any Definitive Documents by the Plan or Definitive Documents sign or execute the Definitive Documents (including, for the avoidance of doubt, the New First Lien Credit Agreement Documents, the Stockholders’ Agreement, the Registration Rights Agreement, and the New Junior Lien Convertible Credit Agreement Documents), such parties will be deemed to have signed the applicable Definitive Documents, which shall be as binding on such parties as if they had actually signed it.

JJ.	Disclosure of Facts

57.          The Debtors have disclosed all material facts regarding the Plan, the Plan Supplement, and the adoption, execution, and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Debtors.

KK.	Good Faith

58.          The Debtors, the Released Parties, and the Releasing Parties have been and will be acting in good faith if they proceed to:  (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order to reorganize the Debtors’ businesses and effect the Restructuring Transactions.

BASED ON THE FOREGOING, IT IS HEREBY ORDERED THAT:

LL.	Disclosure Statement.

59.          The Disclosure Statement is approved in all respects.

MM.	Confirmation of the Plan

60.          The Plan, attached hereto as Exhibit A, is confirmed and the Debtors are authorized to enter into and execute all documents and agreements related to the Plan (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereafter by the Reorganized Debtors, are hereby approved and authorized.

NN.	Objections

61.         All objections and all reservations of rights pertaining to Confirmation of the Plan or approval of the Disclosure Statement that have not been withdrawn, waived, resolved, or settled are overruled on the merits.

OO.	Deemed Acceptance of the Plan as Modified.

62.        The Debtors modified the Plan to address concerns raised by parties in interest and made certain nonmaterial clarifications.  The Plan modifications were immaterial and comply with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.  Accordingly, no additional solicitation or disclosure was required on account of the modifications and all Holders of Claims and Interests who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan as modified, revised, supplemented, or otherwise amended (the “Plan Modifications”).  No Holder of a Claim or Interest shall be permitted to change its vote as a consequence of the Plan Modifications.

PP.	Omission of Reference to Particular Plan Provisions.

63.        The failure specifically to include or to refer to any particular article, section, or provision of the Plan or the Plan Supplement in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provisions, it being the intent of the Court that the Plan and any related documents be confirmed and approved in their entirety.

QQ.	Plan Classifications Controlling

64.          The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder.  The classifications set forth on the Ballots tendered to or returned by the Holders of Claims in connection with voting on the Plan:  (a) were set forth thereon solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim as representing the actual classification of such Claim under the Plan for distribution purposes; and (d) shall not be binding on the Debtor except for voting purposes.

RR.	No Action Required; Corporate Action

65.        No action of the respective directors, equity holders, managers, or members of the Debtors or Reorganized Debtors, as applicable, is required to authorize the Debtors or Reorganized Debtors, as applicable, to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the Restructuring Transactions, and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan.  To the extent applicable, all matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable.  On or, as applicable, prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, are authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the applicable Reorganized Debtors. Pursuant to applicable state law, the equityholder(s) of Jason Incorporated do not have any dissenter rights.

SS.	Means for Implementation of the Plan

66.          The provisions governing the means for implementation of the Plan set forth in Article IV of the Plan shall be, and hereby are, approved in their entirety.  The Debtors are authorized to take all actions reasonably necessary to implement the Plan on the terms set forth in Article IV.  Further, upon the Effective Date, the Debtors or Reorganized Debtors, as applicable, are authorized to make the payments or other distributions set forth in Article II and Article III of the Plan.  Notwithstanding any other provision in the Plan, the Plan Supplement, this Confirmation Order, or related Definitive Documents, nothing in the Plan, the Plan Supplement, this Confirmation Order, or related Definitive Documents, including but not limited to Section SSS of this Confirmation Order, shall invalidate or diminish the stipulations, protections, relief, or findings of fact set out in the Cash Collateral Orders,4 or invalidate or diminish the enforceability or effect of sections 1123 or 1142 of the Bankruptcy Code.

4
“Cash Collateral Orders” means the Interim Order (I) Authorizing Debtors to Use Cash Collateral Pursuant to 11 U.S.C. 363, (II) Granting Certain Protections to First Lien Secured Parties Pursuant To 11 U.S.C. 361, 362, 363, and 507, and (III) Scheduling A Final Hearing Pursuant to Bankruptcy Rules 4001(b) [Docket No. 42], and the Final Order (I) Authorizing Debtors to Use Cash Collateral Pursuant to 11 U.S.C. 363, (II) Granting Certain Protections to First Lien Secured Parties Pursuant To 11 U.S.C. 361, 362, 363, and 507 [Docket No. 131].

TT.	Restructuring Transactions

67.          On and after the Confirmation Date, the Debtors or the Reorganized Debtors, as applicable, shall take all actions necessary or desirable to implement the Restructuring Transactions as set forth in the Plan and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan and the Restructuring Support Agreement, which transactions may include, as applicable:  (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable state law; (d) the execution and delivery of any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor; (e) the execution and delivery of the New Organizational Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable), and the issuance, distribution, reservation, or dilution, as applicable, of the New Jason Equity, as set forth herein; (f) the execution and delivery of the New Revolving Exit Facility Credit Agreement Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (g) the execution and delivery of the New Credit Agreement Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); and (h) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

68.          This Confirmation Order shall constitute (a) the approval by this Court of the Restructuring Transactions, the transactions contemplated by the Restructuring Steps Memorandum, the New Organizational Documents, the Stockholders’ Agreement, the Registration Rights Agreement, the New Credit Agreement Documents, and the New Revolving Exit Facility Credit Agreement Documents and all transactions contemplated thereby and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and (b) authorization by this Court for the Reorganized Debtors to enter into and execute, as applicable, the Definitive Documents and such other documents as may be required to effectuate, if applicable, the Restructuring Transactions or the issuance and distribution of the New Jason Equity, provide guarantees and grant the security interests pursuant to the New Organizational Documents and Stockholders’ Agreement.  Executed versions of the New Organizational Documents and New Stockholders’ Agreement shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms.

69.          This Confirmation Order shall and shall be deemed, pursuant to sections 363, 365, and 1123 of the Bankruptcy Code, to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

70.          Each Governmental Unit is hereby authorized to accept any and all documents, mortgages, security agreements, financing statements, and instruments necessary or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan, the Definitive Documents, and this Confirmation Order.

UU.	Vesting of Assets in the Reorganized Debtors

71.        Except as otherwise provided in the Plan, or in any agreement, instrument, or other document incorporated in the Plan (including with respect to the Restructuring Transactions, the New Credit Agreement Documents, and the New Revolving Exit Facility Credit Agreement Documents), on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

VV.	Cancellation of Instruments, Certificates, and Other Documents

72.       On the Effective Date, except with respect to the New Credit Facilities, the New Revolving Exit Facility, the Registration Rights Agreement, and the New Jason Equity or as otherwise provided in the Plan:  (a) the obligations of the Debtors under the First Lien Credit Agreement, the Second Lien Credit Agreement, and any Interest in Jason, certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors giving rise to any Claim or Interest, including, for the avoidance of doubt, any and all shareholder or similar agreements related to Interests in Jason, shall be cancelled and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (b) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation, or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged.

73.          Notwithstanding Confirmation, the occurrence of the Effective Date or anything to the contrary herein, (i) such provisions in the First Lien Credit Agreement and the Second Lien Credit Agreement, as applicable, that, by their express terms, survive the termination of the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable, shall survive the occurrence of the Effective Date, including the rights of the Agent and the Trustee to expense reimbursement, indemnification, and similar amounts, and (ii) the First Lien Credit Agreement and the Second Lien Credit Agreement shall survive for the purposes of (a) allowing the Agents to make distributions pursuant to the Plan (if any), (b) allowing the Agents to enforce their rights, claims, and interests vis-à-vis any parties other than the Debtors, subject to the release and exculpation provisions set forth in Article VIII of the Plan; and (c) notwithstanding the release and exculpation provisions setforth in Article VIII of the Plan, preserving the rights of the Agents to payment of fees, expenses, and indemnification obligations as against the Lenders or any money or property distributable to the Lenders under the First Lien Credit Agreement and Second Lien Credit Agreement, as applicable, including any rights to priority of payment, and any and all rights, claims, and defenses of the Lenders with respect thereto.

WW.	Issuance and Distribution of New Jason Equity

74.          On the Effective Date, the Reorganized Debtors shall issue or cause to be issued or reserve for issuance all of the New Jason Equity issued or issuable in accordance with the terms of this Confirmation Order.  The issuance of the New Jason Equity by the Reorganized Debtors for distribution pursuant to the Plan is authorized without the need for further corporate or limited liability company action and without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.  All of the New Jason Equity issued or issuable pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.  Other than as contemplated through the issuance of the New Jason Equity there shall exist on the Effective Date, no other equity securities, warrants, options, or other agreements to acquire any equity interest in the Reorganized Debtors.  Any holder of New Jason Equity who does not execute the Stockholders’ Agreement or the Registration Rights Agreement will be automatically deemed to have accepted the terms of such agreements and to be a party to such agreements without further action.

75.         The New Jason Equity issued under the Plan to Holders of First Lien Secured Credit Agreement Claims and Second Lien Credit Agreement Claims, the New Junior Convertible Term Loans, and the New Jason Equity that may be issued on account of the New Junior Convertible Term Loan shall be exempt from registration requirements under the Securities Act or any similar federal, state, or local law (a) in reliance on section 1145 of the Bankruptcy Code (except with respect to an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code) or (b) only to the extent that such exemption under section 1145 of the Bankruptcy Code is not available (including with respect to an entity that is an “underwriter”), pursuant to section 4(a)(2) under the Securities Act and/or Regulation D thereunder.  Except as otherwise provided in the Plan or the governing certificates or instruments or New Organizational Documents (including the Stockholders’ Agreement), any and all New Jason Equity issued under the Plan will be freely tradable under the Securities Act by the recipients thereof that, at the time of transfer, (a) is not an “affiliate” of Jason NewCo as defined in Rule 144(a)(1) under the Securities Act, (b) has not been such an “affiliate” within ninety (90) days of such transfer, (c) has not acquired such securities from an “affiliate” within one year of such transfer and (d) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.

76.          Jason Newco may elect, on or after the Effective Date, to reflect any ownership of the New Jason Equity through the facilities of DTC, and Jason Newco need not provide to DTC any further evidence other than the Plan or Confirmation Order with respect to the treatment of such securities under applicable securities laws.  Notwithstanding anything to the contrary in the Plan, no Entity, including, for the avoidance of doubt, DTC, shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the holders of New Jason Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  The DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Jason Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

77.        The New Board is authorized to establish and implement the Management Incentive Plan as set forth in Section 4.20 of the Plan and consistent with its rights under the New Organizational Documents; provided that this Confirmation Order shall not be deemed an approval of any particular Management Incentive Plan or the specific terms thereof.

XX.	Treatment of Executory Contracts and Unexpired Leases

78.         Entry of the Confirmation Order shall constitute a Court order approving the assumption or assumption and assignment of, as applicable, Executory Contracts or Unexpired Leases as set forth in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code; provided that entry of this Confirmation Order shall not constitute a determination by the Court that any contract, instrument, release, indenture, or other agreement (other than the Restructuring Support Agreement) constitutes an Executory Contract or Unexpired Lease, as applicable, under applicable non-bankruptcy law, with the rights of all parties regarding such matter being fully reserved and preserved in all respects, and the Court retains jurisdiction pursuant to Article IX of the Plan to resolve any matters related to Executory Contracts or Unexpired Leases.

79.         Unless otherwise provided in the Plan or in the Confirmation Order, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control”, “anti-assignment”, “ipso facto”, or similar provisions contained therein), such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.  Without limiting the foregoing, and for the avoidance of doubt, none of the Restructuring Transactions taken by the Debtors or the Reorganized Debtors, as applicable, to effectuate the Plan shall be deemed to trigger any “change of control”, “anti-assignment”, “ipso facto”, or similar provisions in any contract or agreement including any Executory Contract or Unexpired Lease; provided that, for a period of thirty (30) calendar days after entry of this Confirmation Order, non-Debtor contract counterparties may object to the assumption and assignment, to the extent applicable, of any such contract or lease, solely pursuant to section 365(c) of the Bankruptcy Code.

80.         For the avoidance of doubt, entry of the Confirmation Order shall constitute a Court order approving the assumption or assumption and assignment of, as applicable, the Indemnification Provisions and such assumption or assumption and assignment will be irrevocable and will survive the effectiveness of the Plan, and the New Organizational Documents shall provide to the fullest extent provided by the law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan or this Confirmation Order to the contrary, none of the Reorganized Debtors will amend and/or restate the New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.  Entry of this Confirmation Order shall also constitute a Court order approving Jason NewCo’s assumption of the Indemnification Provisions of Jason and such assumption shall be irrevocable.

81.          For the avoidance of doubt, nothing in the Plan or this Confirmation Order shall be deemed approval of any retention, severance, bonus, or compensation plan by the Court pursuant to section 503(c) of the Bankruptcy Code.

YY.	Provisions Governing Distributions

82.         The distribution provisions of Article VI of the Plan shall be, and hereby are, approved in their entirety.  Except as otherwise set forth in the Plan or this Confirmation Order, the Distribution Agent shall make all distributions required under the Plan.  The timing of distributions required under the Plan or this Confirmation Order shall be made in accordance with and as set forth in the Plan or this Confirmation Order, as applicable.

ZZ.	Claims Process

83.         The procedures for resolving contingent, unliquidated, and disputed Claims contained in Article VII of the Plan shall be, and hereby are, approved in their entirety.

AAA.	Release, Exculpation, Discharge, and Injunction Provisions.

84.         The release, exculpation, discharge, injunction, and related provisions set forth in Article VIII of the Plan shall be, and hereby are, approved and authorized in their entirety and shall be immediately effective and binding upon the Effective Date without further action or notice by this Court, any of the Parties subject to such provisions, or any other party.

85.         For the avoidance of doubt, Holders of Claims or Interests that are deemed to accept or deemed to reject the Plan and are therefore not entitled to vote shall not be deemed to grant a release under the Plan and will not be considered “Releasing Parties” or “Released Parties” thereunder.

86.         Notwithstanding any Ballot cast in these Chapter 11 Cases, each of the members of the Second Lien Ad Hoc Group is deemed to have changed its vote to accept the Plan and consented to the releases provided therein.

87.         Notwithstanding the foregoing, with respect to any non-estate fiduciary, the Exculpation shall not apply to any person or entity that has opted out of the Third-Party Release, but only to the extent that any Exculpation exceeds the protections provided such person under section 1125(e) of the Bankruptcy Code.

88.        Nothing in the Plan shall limit the liability of attorneys to their respective clients pursuant to Rule 1.8(h) of the New York Rules of Professional Conduct.

BBB.	Release of Liens

89.         Except as otherwise specifically provided in the Plan, the New Credit Agreement Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the New Credit Agreement Documents), New Revolving Exit Facility Credit Agreement Documents, the Registration Rights Agreement, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors, the Agents or any other Holder of a Secured Claim.  In addition, at the sole expense of the Debtors or the Reorganized Debtors, the Agents shall execute and deliver all documents reasonably requested by the Debtors, the Reorganized Debtors, or administrative agent(s) for the New Credit Facilities or the New Revolving Exit Facility to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors and their designees to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto.

CCC.	Professional Fee Escrow

90.         On the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount.  The Professional Fee Escrow Account shall be maintained in trust solely for the Retained Professionals and for no other Entities until all Professional Fee Claims Allowed by the Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Court.  No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way.  Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

91.         The amount of Professional Fee Claims owing to the Retained Professionals shall be paid in Cash to such Retained Professionals by the Debtors or the Reorganized Debtors, as applicable, from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account.  When all Professional Fee Claims Allowed by the Court have been irrevocably paid in full to the Retained Professionals pursuant to one or more Final Orders of the Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Court or any other Entity.

DDD.	Terms of Injunctions or Stays

92.          Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

EEE.	New Credit Facilities

93.          On the Effective Date, the Reorganized Debtors shall enter into the New Credit Agreements and shall execute and deliver the New Credit Agreement Documents, and such documents shall become effective in accordance with their terms.  On and after the Effective Date, the New Credit Agreement Documents, shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.  The terms and conditions of the New Credit Agreement Documents, if any, shall bind the Reorganized Debtors and each other Entity that enters into such New Credit Agreement Documents as a guarantor.  Any Entity’s entry into the New Credit Agreements, if any, shall be deemed as its agreement to the terms of such New Credit Agreement Documents, as amended or modified from time to time following the Effective Date in accordance with its terms.

94.          Confirmation shall be deemed approval of the New Credit Agreement Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees and expenses paid in connection therewith), if any, and, to the extent not approved by the Court previously, the Reorganized Debtors will be authorized to execute and deliver those documents necessary or appropriate to obtain the New Credit Facilities, including the New Credit Agreement Documents, without further notice to or order of the Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to enter into the New Credit Agreement Documents, if any.

FFF.	New Revolving Exit Facility

95.         On the Effective Date, the Reorganized Debtors shall enter into the New Revolving Exit Facility Credit Agreement and shall execute and deliver the New Revolving Exit Facility Credit Agreement Documents, and such documents shall become effective in accordance with their terms.  On and after the Effective Date, the New Revolving Exit Facility Credit Agreement Documents, shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.  The terms and conditions of the New Revolving Exit Facility Credit Agreement Documents, if any, shall bind the Reorganized Debtors and each other Entity that enters into such New Revolving Exit Facility Credit Agreement Documents as a guarantor.  Any Entity’s entry into the New Revolving Exit Facility Credit Agreement, if any, shall be deemed as its agreement to the terms of such New Revolving Exit Facility Credit Agreement Documents, as amended or modified from time to time following the Effective Date in accordance with its terms.

96.        Confirmation shall be deemed approval of the New Revolving Exit Facility Credit Agreement Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees and expenses paid in connection therewith), if any, and, to the extent not approved by the Court previously, the Reorganized Debtors will be authorized to execute and deliver those documents necessary or appropriate to obtain the New Revolving Exit Facility Credit Agreement, including the New Revolving Exit Facility Credit Agreement Documents, without further notice to or order of the Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to enter into the New Revolving Exit Facility Credit Agreement Documents, if any.

GGG.	Exemption from Certain Transfer Taxes and Recording Fees

97.          To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to Jason NewCo or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or Jason NewCo; (b) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; (d) the grant of collateral as security for any or all of the New Credit Facilities or the New Revolving Exit Facility, as applicable; or (e) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales or use tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.  All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

HHH.	Conditions to Effective Date

98.        The provisions governing the conditions precedent to the Effective Date set forth in Article IX of the Plan shall be, and hereby are, approved in their entirety.  The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order, subject to satisfaction or waiver of such provisions pursuant to their terms.

III.	Modifications or Amendments

99.          The provisions governing the modification, revocation, or withdrawal of the Plan set forth in Article X of the Plan shall be, and hereby are, approved in their entirety.

JJJ.	Retention of Jurisdiction

100.        The provisions governing the retention of jurisdiction set forth in Article XI of the Plan shall be, and hereby are, approved in their entirety.  The Court shall retain exclusive jurisdiction over the matters arising in, and under, and related to, the Chapter 11 Case, as set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

KKK.	Immediate Binding Effect

101.        Subject to Article IX of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the Plan and the Plan Supplement shall be immediately effective and enforceable to the fullest extent permitted under the Bankruptcy Code and applicable non‑bankruptcy law.

LLL.	Payment of Statutory Fees

102.       All fees payable pursuant to section 1930(a) of the Judicial Code shall be paid by the Debtors or Reorganized Debtors, as applicable, for each quarter (including any fraction thereof) until the Chapter 11 Cases are dismissed or closed, whichever occurs first.

MMM.	Effectiveness of All Actions

103.       Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan shall be effective on, before, or after the Effective Date pursuant to this Confirmation Order, without further application to, or order of this Court, or further action by the respective officers, directors, managers, members, or stockholders of the Debtors or the Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or stockholders.  This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations, of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, agreements, any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, securities, agreements, and any amendments or modifications thereto; provided, that regardless of whether such parties execute the Definitive Documents (including, for the avoidance of doubt, the New First Lien Credit Agreement Documents, the Stockholders’ Agreement, the Registration Rights Agreement, and the New Junior Lien Convertible Credit Agreement Documents), such parties will be deemed to have signed the Definitive Documents, which shall be as binding on such parties as if they had actually signed it.

NNN.	Effect of Conflict Between Plan and Confirmation Order

104.      Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that with respect to any conflict or inconsistency between the Plan and this Confirmation Order, this Confirmation Order shall govern and control.

OOO.	Nonseverability of Plan Provisions and Confirmation Order

105.      Each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (c) nonseverable and mutually dependent.  Each provision of this Confirmation Order is nonseverable and mutually dependent on each other term of this Confirmation Order and the Plan.

PPP.	Failure of Consummation

106.        If the Effective Date does not occur and the Debtors file a notice withdrawing the Plan, then: (a) the Plan and this Confirmation Order will be null and void in all respects; (b) any settlement or compromise embodied in the Plan or this Confirmation Order, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be null and void in all respects; and (c) nothing contained in the Plan or this Confirmation Order shall (i) constitute a waiver or release of any Claims, Interests, or Causes of Action, (ii) prejudice in any manner the rights of any Debtor or any other Entity, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity, and all parties shall revert to the status quo as if this Confirmation Order had not been entered.

QQQ.	Post-Confirmation Modifications

107.       Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan and this Confirmation Order.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors and the Reorganized Debtors expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan, in all respects subject to the consent of the Ad Hoc First Lien Group and upon consultation with the Second Lien Ad Hoc Group.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article X of the Plan.

RRR.	Provisions Regarding the SEC

108.        Notwithstanding any language to the contrary in the Disclosure Statement, Plan or Confirmation Order, no provision shall (a) preclude the United States Securities and Exchange Commission (“SEC”) from enforcing its police or regulatory powers; or, (b) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-debtor person or non-debtor entity in any forum; provided that the foregoing shall in no way limit the protections provided for under 11 U.S.C. § 1125(e).

SSS.	Provisions Regarding Governmental Matters

109.       Notwithstanding any other provision in the Plan, Plan Supplement, this Confirmation Order, or related Definitive Documents, nothing in the Plan, the Plan Supplement, this Confirmation Order, or related Definitive Documents shall discharge, release, or exculpate the Debtors, the Reorganized Debtors, or any non-Debtor from any right, claim, liability, or Cause of Action of any Governmental Unit, or impair the ability of any Governmental Unit to pursue any claim, liability, right, defense, or Cause of Action against any Debtor, Reorganized Debtor, or non-Debtor. Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with any Governmental Unit shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy case was never filed and the Debtors and the Reorganized Debtors shall comply with all applicable non-bankruptcy law.  All claims, rights, causes of action, or defenses of any Governmental Unit, and any liabilities to any Governmental Unit, shall survive these Chapter 11 Cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, defenses, claims, liabilities, or Causes of Action would have been resolved or adjudicated if these Chapter 11 Cases had not been commenced; provided that nothing in the Plan, the Plan Supplement, this Confirmation Order, or related Definitive Documents, shall alter any legal or equitable rights or defenses of the Debtors or the Reorganized Debtors, as applicable, under applicable non-bankruptcy law with respect to any such claim, liability, or Cause of Action. Without limiting the foregoing, nothing shall: (a) require any Governmental Unit to file any Proofs of Claim or administrative expense claims in these Chapter 11 Cases for any right, claim, liability, defense, or Cause of Action; (b) affect or impair the exercise of any Governmental Unit’s police and regulatory powers against the Debtors, the Reorganized Debtors, or any non-Debtor; (c) be interpreted to set cure amounts or to require any Governmental Unit to novate or otherwise consent to the transfer of any federal or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements, or other interests; (d) affect or impair any Governmental Unit’s rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors, as applicable, and such rights and defenses are expressly preserved; (e) constitute an approval or consent by any Governmental Unit without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (f) relieve any party from compliance with all licenses and permits issued by Governmental Units in accordance with non-bankruptcy law.

110.       Nothing contained in the Definitive Documents shall be deemed to determine the tax liability of any person or entity, including but not limited to the Debtors and the Reorganized Debtors, nor shall the Definitive Documents be deemed to have determined the federal tax treatment of any item, distribution, or entity, including the federal tax consequences of the Plan.

111.       Notwithstanding the foregoing, nothing in this Section SSS of this Confirmation Order shall diminish the scope of any exculpation to which any party is entitled under section 1125(e) of the Bankruptcy Code, or of the releases granted by the Debtors or any other non-Governmental Unit.

TTT.	Provisions Regarding Texas Comptroller

112.        The provisions of this Section TTT of this Confirmation Order will govern the treatment of the Texas Comptroller of Public Accounts (the “Texas Comptroller”) concerning the duties and responsibilities of the Debtors and the Reorganized Debtors relating to all unclaimed property presumed abandoned (the “Texas Unclaimed Property”) under Texas Property Code, Title 6, Chapters 72-76 and other applicable Texas laws (the “Texas Unclaimed Property Laws”).

113.      On or within thirty (30) days after the Effective Date, the Debtors shall review their books and records and turn over to the Texas Comptroller any known, self-identified Texas Unclaimed Property presumed abandoned before the Petition Date and reflected in property reports delivered by the Debtors to the Texas Comptroller under the Texas Unclaimed Property Laws (the “Reported Unclaimed Property”).  With respect to such Reported Unclaimed Property, the Texas Comptroller will not seek payment of any interest or penalty by the Debtors or the Reorganized Debtors.

114.       Notwithstanding section 362 of the Bankruptcy Code, after the Effective Date, the Texas Comptroller and its agents may commence an audit of the Debtors in accordance with the Texas Unclaimed Property Laws (the “Texas Unclaimed Property Audit”) and pursue recovery of any unremitted Texas Unclaimed Property identified pursuant to the Texas Unclaimed Property Audit.  To the extent reasonably practicable, the Debtors and the Reorganized Debtors shall fully cooperate with the Auditors to enable them to accurately and timely perform the Texas Unclaimed Property Audit by making the entities’ employees, professionals, books, and records reasonably available during normal business hours.

115.       The Debtors’ rights and defenses with respect to any allegations and claims asserted against the Debtors arising from or relating to the Texas Unclaimed Property Audit are hereby reserved; provided, however, that upon agreement between the Debtors or the Reorganized Debtors and the Texas Comptroller or a final nonappealable determination by a court or other tribunal with jurisdiction as to the amount of unremitted Texas Unclaimed Property, if any, that is due in connection with the Texas Unclaimed Property Audit, the Debtors or the Reorganized Debtors shall turn over such unremitted Texas Unclaimed Property to the Texas Comptroller.

116.      Nothing herein precludes Debtors and Reorganized Debtors from compliance with continued obligations pursuant to Texas Unclaimed Property Laws.  Notwithstanding the forgoing, nothing herein shall impede or affect the right or entitlement of the Debtors or Reorganized Debtors (as applicable) to any security, money, or other property remaining unclaimed pursuant to section 347(b) of the Bankruptcy Code or the Plan.

UUU.	Provisions Regarding the Michigan Attorney General

117.        Notwithstanding any provision to the contrary in this Confirmation Order or the Plan, nothing shall:  (a) be construed to discharge, release, limit or relieve the Debtors or a non-Debtor from any liability or responsibility with respect to any Claim arising under the tax laws of the State of Michigan or effect the ability of the State of Michigan to pursue, to the extent allowed by non-bankruptcy law, any non-debtors for any liabilities that may be related to any tax liabilities owed by the debtors to the State of Michigan; and (b) affect the rights of the State of Michigan to assert setoff and recoupment rights and such rights are expressly preserved, accordingly Article VII of Debtors’ plan shall not impair the rights of the State of Michigan.

118.        Furthermore, the Debtors and the Reorganized Debtors agree that they will timely file or cause to be filed all required state tax returns and pay any tax due (including interest) and shall otherwise be subject to the State of Michigan tax laws.

VVV.	Provisions Regarding The Dow Chemical Company

119.        Notwithstanding the applicability of the discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code otherwise, The Dow Chemical Company and its affiliates (collectively, “Dow”)  right to assert any Claims or Causes of Action (including rights of setoff, contribution, indemnification or recoupment) against, and in response to any Claims or Causes of Action that have been or may be asserted against Dow by, the Debtors, the Reorganized Debtors, the Debtors’ bankruptcy estates and/or any party acting on their behalf, shall not in any way be compromised, limited, reduced, restricted, enjoined or otherwise affected; provided, however, that Dow shall not be entitled to any recovery from the Debtors or the Reorganized Debtors with respect to any such Claims or Causes of Action under the Plan or otherwise arising or related to any event occurring on or before the Effective Date.

WWW.	Utility Account

120.        On the Effective Date, the Reorganized Debtors shall have no ongoing obligation to maintain a segregated adequate assurance account (the “Adequate Assurance Account”) pursuant to the Final Order (I) Determining Adequate Assurance of Payment for Future Utility Services, (II) Prohibiting Utility Providers form Altering, Refusing, or Discontinuing Utility Services, (III) Establishing Procedures for Determining Adequate Assurance of Payment, and (IV) Granting Related Relief (the “Final Utility Order”), and the Reorganized Debtors shall have no further obligations to comply with the Utility Order; provided that the Reorganized Debtors shall not withdraw the funds held in the Adequate Assurance Account until the fees payable by the Debtors under section 1930(a) of the Judicial Code have been paid in full and are permitted and directed to deposit funds into the Adequate Assurance Account so that the balance is equal to $260,000; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay claims under Section 1930(a) of the Judicial Code, plus interest thereon, if any, shall not be limited nor be deemed limited to funds held in the Utility Account.

XXX.	Notice of Confirmation and Effective Date

121.       In accordance with Bankruptcy Rules 2002 and 3020(c), within 10 business days of the Effective Date, the Reorganized Debtors shall cause the notice of Confirmation (the “Confirmation Notice”), substantially in the form attached hereto as Exhibit B, to be served by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with the Combined Hearing Notice; provided that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Combined Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” or “forwarding order expired,” or similar reason, unless the Debtors or Reorganized Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address.  Mailing of the Confirmation Notice in the time and manner set forth in this paragraph shall be good, adequate, and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c) and no further notice is necessary.

YYY.	Applicable Non-Bankruptcy Law

122.       The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable non‑bankruptcy law.

ZZZ.	Waiver of Requirement to Hold a Section 341(a) Meeting

123.       As of the date of this Confirmation Order, the requirement that the U.S. Trustee convene a meeting of creditors pursuant to section 341(a) of the Bankruptcy Code is hereby waived.

AAAA.	Waiver of Filings

124.        Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Court or the U.S. Trustee is permanently waived as to any such list, schedule, or statement not filed as of the Confirmation Date.

BBBB.	Stay of Confirmation

125.        This Confirmation Order shall take effect immediately and shall not be stayed pursuant to Bankruptcy Rules 3020(e), 6004(g), 6006(d), or 7062.

CCCC.	Final Order

126.          This Confirmation Order is a Final Order and the period within which an appeal must be filed commences upon the entry hereof.

Dated: August 26, 2020
White Plains, New York	/s/ Robert D. Drain
THE HONORABLE ROBERT D. DRAIN
UNITED STATES BANKRUPTCY JUDGE

Exhibit A
Plan

Jonathan S. Henes, P.C.
Emily E. Geier (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

Proposed Counsel to the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
JASON INDUSTRIES, INC. et al.,[1]	)	Case No. 20- 22766 (RDD)
)
Debtors.	)	(Jointly Administered)
)

JOINT PREPACKAGED PLAN OF REORGANIZATION OF JASON INDUSTRIES, INC. AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126.  THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

[1]
The last four digits of the Debtors tax identification number are Jason Industries, Inc. (8322); Jason Partners Holdings, Inc. (1977); Jason Holdings, Inc. I (9929); Jason Incorporated (6840); Milsco, LLC (7243); Osborn, LLC (5279); Schaffner Manufacturing Co., Inc. (0894); and Jason International Holdings, Inc. (7730).  The location of the Debtors’ service address for purposes of these chapter 11 cases is:  777 Westchester Avenue, Suite 101, White Plains, NY 10604.

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

iii

INTRODUCTION

Each of Jason Industries, Inc., Jason Incorporated, Jason Partners Holdings Inc., Jason Holdings, Inc. I, Milsco, LLC, Osborn, LLC, Schaffner Manufacturing Co., Inc., and Jason International Holdings, Inc. (each a “Debtor” and, collectively, the “Debtors”) jointly propose this prepackaged chapter 11 plan of reorganization (the “Plan”) pursuant to section 1121(a) of the Bankruptcy Code for the resolution of outstanding claims against, and interests in, the Debtors.  Although proposed jointly for administrative purposes, the Plan constitutes a separate plan for each of the foregoing entities and each of the foregoing entities is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the accompanying Disclosure Statement for the Prepackaged Joint Chapter 11 Plan of Reorganization for Jason Industries, Inc. and its Debtor Affiliates for a discussion of the Debtors’ history, businesses, properties and operations, projections, risk factors, a summary and analysis of the Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

1.1         Defined Terms

1.          “Accrued Professional Compensation” means, at any date, all accrued fees and reimbursable expenses (including success fees) for services rendered by all Retained Professionals in the Chapter 11 Cases through and including such date, to the extent that such fees and expenses have not been previously paid and regardless of whether a fee application has been filed for such fees and expenses.  To the extent that there is a Final Order denying some or all of a Retained Professional’s fees or expenses, such denied amounts shall no longer be considered Accrued Professional Compensation.

2.          “Administrative Claim” means a Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

3.          “Agents” means, collectively, any administrative agent, collateral agent, or similar Entity, including the First Lien Credit Facility Agent and the Second Lien Credit Facility Agent.

4.          “Affiliate” means an affiliate as defined in section 101(2) of the Bankruptcy Code.

5.          “Allowed” means with respect to any Claim or Interest, except as otherwise provided in the Plan:  (a) a Claim that either (i) is not Disputed or (ii) has been allowed by a Final Order; (b) a Claim that is allowed, compromised, settled, or otherwise resolved (i) pursuant to the terms of the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court by a Final Order, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; (c) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (d) a Claim or Interest as to which a Proof of Claim or Proof of Interest, as applicable, has been timely filed and as to which no objection has been filed.

1

6.          “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, 547 through and including 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

7.          “Ballot” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process.

8.          “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

9.          “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or such other court having jurisdiction over the Chapter 11 Cases.

10.        “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

11.        “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday in New York, as defined in Bankruptcy Rule 9006(a).

12.        “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

13.        “Cash Collateral Motion” means the motion seeking approval of the Cash Collateral Orders.

14.        “Cash Collateral Orders” means, collectively, the Interim Cash Collateral Order and the Final Cash Collateral Order.

15.        “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, choate or inchoate, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, breach of fiduciary duty, violation of local, state, federal, or foreign law, or breach of any duty imposed by law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to or otherwise contest Claims or Interests; (d) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

16.        “Certificate” means any instrument evidencing a Claim or an Interest.

17.        “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases for all of the Debtors.

18.        “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

19.        “Claims Bar Date” means, the contract rejection damages bar date established pursuant to the Confirmation Order.

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20.        “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

21.        “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

22.        “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases.

23.        “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

24.        “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement and Solicitation Materials.

25.        “Consenting Creditors” means collectively, the Consenting First Lien Credit Agreement Lenders, and the Consenting Second Lien Credit Agreement Lenders, if any.

26.        “Consenting First Lien Credit Agreement Lenders” means, collectively, Holders of First Lien Credit Agreement Claims that are party to the Restructuring Support Agreement or that have executed a joinder or transfer agreement to the Restructuring Support Agreement.

27.        “Consenting Second Lien Credit Agreement Lenders” means Holders of Second Lien Credit Agreement Claims that have executed and delivered counterpart signature pages to the Restructuring Support Agreement, if any.

28.        “Consummation” means the occurrence of the Effective Date.

29.        “Cure” or “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

30.        “D&O Liability Insurance Policies” means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy” and all agreements, documents, or instruments related thereto) of any of the Debtors that have been issued or provide coverage to current and former directors, managers, officers, and employees of the Debtors.

31.        “Debtor Release” means the releases set forth in Section 8.2 of the Plan.

32.        “Definitive Documents” means (a) the Plan, (b) the Confirmation Order, (c) the Disclosure Statement and any motion seeking approval thereof; (d) the Solicitation Materials and any motion seeking approval thereof; (e) the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials; (f) the Pleadings and all orders sought pursuant thereto; (g) the Plan Supplement; (h) the Cash Collateral Motion; (i) the Cash Collateral Orders; (j) the New First Lien Credit Agreement Documents; (k) the Stockholders’ Agreement; (l)  the Registration Rights Agreement; (m) New Organizational Documents; (n) the New Junior Lien Convertible Credit Agreement Documents; and (o) such other agreements and documentation contemplated in, or necessary or advisable to, consummate and implement the Restructuring Transactions, each as subject to the consent rights provided for in the Restructuring Support Agreement.

33.        “Disclosure Statement” means the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization for Jason Industries, Inc. and its Debtor Affiliates, as the same may be amended, supplemented or modified from time to time, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

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34.        “Disputed” means, with respect to a Claim, (a) any such Claim to the extent neither Allowed or Disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code, or (b) to the extent the Debtors or any party in interest has interposed a timely objection before the deadlines imposed by the Confirmation Order, which objection has not been withdrawn or determined by a Final Order.  To the extent only the Allowed amount of a Claim is disputed, such Claim shall be deemed Allowed in the amount not disputed, if any, and Disputed as to the balance of such Claims.

35.        “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

36.        “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, upon which the Distribution Agent shall make distributions to Holders of Allowed Claims entitled to receive distributions under the Plan.  For the avoidance of doubt, the Distribution Record Date shall not apply to distributions to holders of public Securities.

37.        “Distribution Record Date” has the meaning set forth in Section 6.4(a).

38.        “Effective Date” means the date that is the first Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions precedent to the occurrence of the Effective Date set forth in Section 9.1 of the Plan have been (i) satisfied or (ii) waived pursuant to Section 9.2 of the Plan, and (c) the Debtors declare the Plan effective.  Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

39.        “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

40.        “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

41.        “Exculpated Party” means each of the following, solely in its capacity as such: (a) the Debtors and the Reorganized Debtors; and (b) to the maximum extent permitted by law, each member of the First Lien Ad Hoc Group; (c) to the maximum extent permitted by law, each member of the Second Lien Ad Hoc Group; (d) to the maximum extent permitted by law, each Consenting Creditor; and (e) each such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, control persons, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, participants, managed accounts or funds, fund advisors, predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, investment managers, and other professionals, each in their capacity as such.

42.        “Executives” means, with respect to Jason, each of the following: (a) the President and Chief Executive Officer; (b) the Senior Vice President and Chief Financial Officer; (c) the Senior Vice President, General Counsel, and Secretary; (d) the Senior Vice President and General Manager–Industrial; (e) the Vice President of Finance–Treasurer and Assistant Secretary; and (f) Senior Vice President and General Manager–Engineered Components.

43.        “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

44.        “Federal Judgment Rate” means the federal judgment rate in effect pursuant to 28 U.S.C. § 1961 as of the Petition Date, compounded annually.

45.        “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Solicitation Agent.

46.        “Final Cash Collateral Order” means a Final Order which shall authorize the use of cash collateral.

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47.        “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

48.        “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

49.        “First Lien Ad Hoc Group” means that ad hoc group of Holders of First Lien Credit Agreement Claims represented by the First Lien Ad Hoc Group Representatives.

50.        “First Lien Ad Hoc Group Representatives” means Weil, Gotshal & Manges LLP and Houlihan Lokey Capital, Inc.

51.        “First Lien Credit Agreement” means that certain credit agreement, dated as of June 30, 2014, between Jason, the First Lien Credit Agreement Lenders, and the First Lien Credit Facility Agent, as amended, restated, amended and restated, modified, or supplemented from time to time.

52.        “First Lien Credit Agreement Documents” means, collectively, the First Lien Credit Agreement, and any security documents and any other collateral, guarantee and ancillary documents, including any applicable forbearance agreement, executed in connection with the First Lien Credit Agreement.

53.        “First Lien Credit Agreement Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the First Lien Credit Agreement or any other agreement, instrument or document executed at any time in connection therewith including the First Lien Credit Agreement Ancillary Documents and all Obligations (each as defined in the First Lien Credit Agreement) and any guaranty thereof; provided, that, to the extent that Holders of First Lien Credit Agreement Claims are Consenting First Lien Credit Agreement Lenders, such Holders’ First Lien Credit Agreement Claims shall include the Forbearance Fee Deferred Portion in accordance with, and subject to, the terms of the Restructuring Support Agreement.

54.        “First Lien Credit Agreement Lenders” means collectively, the lenders party to the First Lien Credit Agreement.

55.        “First Lien Credit Facility Agent” means Bank of New York Mellon, as administrative agent under the First Lien Credit Agreement.

56.        “First Lien Credit Agreement Deficiency Claim” means any First Lien Credit Agreement Claim, or portion thereof, that is not Secured.

57.        “First Lien Put Backstop Commitment” means the First Priority Backstop Commitment plus the amount payable in cash by the First Lien Put Backstop Parties, if applicable, provided to satisfy the participation of the exercise of the First Lien Put Option by Holders of First Lien Secured Credit Agreement Claims up to the amount of the First Lien Put Backstop Commitment and provided prior to the date of solicitation of votes on the Plan by the First Lien Put Backstop Parties pursuant to signed commitment letter(s) each in a form and substance reasonably acceptable to the Debtors and acceptable to the Required Consenting Creditors.

58.        “First Lien Put Option” means the right of any Holder of a First Lien Secured Credit Agreement Claim to offer the entirety of their Pro Rata distribution of both the (a) New Jason Equity, and (b) New Junior Lien Convertible Credit Facility to the First Lien Put Backstop Parties (subject to the First Priority Backstop Commitment) at the First Lien Put Price, such right to be irrevocably exercised by the Voting Deadline; provided that if the First Lien Put Backstop Commitment is insufficient to satisfy all exercised First Lien Put Options, then all exercised First Lien Put Options shall receive their Pro Rata share of the First Lien Put Backstop Commitment in exchange for the equivalent amount of their Pro Rata distribution of New Jason Equity and New Junior Lien Convertible Term Loan Facility.

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59.        “First Lien Put Backstop Parties” means the First Priority Backstop Party plus one or more members of the First Lien Ad Hoc Group, as designated by the First Lien Ad Hoc Group.

60.        “First Lien Put Price” means an amount of Cash equal to 101% of an exercising Holder’s Pro Rata distribution of the New Junior Lien Convertible Term Loan Facility.

61.        “First Lien Secured Credit Agreement Claim” means any First Lien Credit Agreement Claim that is Secured.

62.        “First Priority Backstop Commitment” means a commitment of $30,000,000, payable in Cash to the First Priority Backstop Party, as follows: (a) 100% of exercised First Lien Put Options up to $24,000,000 of the First Priority Backstop Commitment, and thereafter, (b) a Pro Rata share of all exercised First Lien Put Options until the entirety of the First Priority Backstop Commitment is exhausted.

63.        “First Priority Backstop Party” means Pelican Loan Advisors III, LLC or such other designated affiliated entity.

64.        “Forbearance Fee Deferred Portion” means the deferred portion of the Forbearance Fee, as defined in the Restructuring Support Agreement.

65.        “General Unsecured Claim” means any unsecured claim (other than an Administrative Claim, a Professional Fee Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a First Lien Secured Credit Agreement Claim, a First Lien Credit Agreement Deficiency Claim, a Second Lien Credit Agreement Claim, an Intercompany Claim, or a Section 510(b) Claim) against one or more of the Debtors including (a) Claims arising from the rejection of Unexpired Leases and Executory Contracts to which a Debtor is a party, and (b) Claims arising from any litigation or other court, administrative or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor related thereto.

66.        “General Unsecured Creditor” means the Holder of a General Unsecured Claim.

67.        “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

68.        “Holder” means an Entity holding a Claim or an Interest in any Debtor.

69.       “Impaired” means, with respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

70.        “Indemnification Provisions” means each of the Debtors’ indemnification provisions in effect as of the Petition Date, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, reimburse, or limit the liability of, or to advances fees and expenses to, any of the Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, and professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates, each of the foregoing solely in their capacity as such.

71.        “Intercompany Claim” means any Claim held by a Debtor against another Debtor or an Affiliate of a Debtor or any Claim held by an Affiliate of a Debtor against a Debtor.

72.        “Intercompany Interest” means an Interest in any Debtor, or a direct or indirect subsidiary of any Debtor, other than an Interest in Jason.

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73.        “Interest” means any equity security as such term is defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized, or outstanding shares of capital stock and any other common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profit interests of an Entity, including all options, warrants, rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities, or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in an Entity whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security.

74.        “Interim Cash Collateral Order” means an interim order which shall authorize the use of cash collateral in the form attached to the Restructuring Support Agreement as Exhibit C.

75.        “Jason” means Jason Industries, Inc., a Delaware corporation.

76.       “Jason Common Interests” means all existing securities issued in the form of common stock by Jason.

77.       “Jason Preferred Interests” means all existing securities issued in the form of preferred stock by Jason.

78.       “Jason NewCo” means the new entity (including any subsidiaries or parent entities formed for the purpose of consummating the Sale Transaction, pursuant to the Restructuring Steps Memorandum, as applicable) formed on or before the Effective Date as provided in the Restructuring Steps Memorandum and the New Organizational Documents, and consistent with the Restructuring Support Agreement.

79.        “Lenders” means, collectively, the First Lien Credit Agreement Lenders and the Second Lien Credit Agreement Lenders.

80.        “Letters of Credit” mean the existing letters of credit under First Lien Credit Agreement and Second Lien Credit Agreement, as applicable, that will be cancelled, released, and extinguished, and will be of no further force or effect and will be replaced with new letters of credit under the New Revolving Exit Facility.

81.        “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

82.        “Management Incentive Plan” means that certain management incentive plan, of Jason NewCo, which management incentive plan (including any and all awards to be granted thereunder) shall reserve up to 10.0% of New Jason Equity on a fully diluted basis for officers and directors and approved at the discretion of the New Board.

83.        “Minimum Liquidity Threshold” means that, as of the Effective Date, the sum of (i) all cash and cash equivalents on hand for the Debtors, and (ii) undrawn availability under the New Revolving Exit Facility, shall not be less than $15,000,000.

84.        “MIP Equity” means any equity that may be issued pursuant to the Management Incentive Plan, to the extent provided for thereunder.

85.        “New Board” means Jason NewCo’s initial board of directors or managers, as applicable, as of the Effective Date.

86.        “New Credit Agreements” means, collectively, the New First Lien Credit Agreement and the New Junior Lien Convertible Credit Agreement.

87.        “New Credit Agreement Documents” means, collectively, the New First Lien Credit Agreement Documents and the New Junior Lien Convertible Credit Agreement Documents.

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88.        “New Credit Facilities” means, collectively, the New First Lien Term Loan Facility and the New Junior Lien Convertible Term Loan Facility.

89.        “New First Lien Credit Agreement” means the credit agreement with respect to the New First Lien Term Loan Facility.

90.        “New First Lien Credit Agreement Documents” means the New First Lien Credit Agreement and any other documentation necessary to effectuate the incurrence of the New First Lien Term Loan Facility.

91.        “New First Lien Term Loan Facility” means a new senior secured term loan facility in the aggregate principal amount of $76,600,000, on terms consistent with the New Secured TL Term Sheet.

92.        “New Jason Equity” means the equity interests in Jason NewCo to be authorized, issued, or reserved on the Effective Date pursuant to the Definitive Documents.

93.        “New Junior Convertible Term Loans” means term loans provided pursuant to the New Junior Lien Convertible Term Loan Facility.

94.        “New Junior Lien Convertible Credit Agreement” means the credit agreement with respect to the New Junior Lien Convertible Term Loan Facility.

95.        “New Junior Lien Convertible Credit Agreement Documents” means the New Junior Lien Convertible Credit Agreement and any other documentation necessary to effectuate the incurrence of the New Junior Lien Convertible Term Loan Facility.

96.        “New Junior Lien Convertible Term Loan Facility” means a takeback junior convertible secured term loan facility provided to the Reorganized Debtors in an aggregate principal amount of $50,000,000, on terms consistent with the New Junior Lien Convertible Term Loan Term Sheet.

97.        “New Junior Lien Convertible Term Loan Term Sheet” means the term sheet setting forth the terms of the New Junior Lien Convertible Term Loan Facility as Exhibit G to the Restructuring Support Agreement.

98.        “New Organizational Documents” means such certificates or articles of incorporation, charters, bylaws, operating agreements, shareholder or stockholder agreements (including the Stockholders’ Agreement and the Registration Rights Agreement) or other applicable formation documents for each of the Reorganized Debtors, as applicable, the forms of which shall be included in the Plan Supplement.

99.        “New Revolving Exit Facility” means a new, third-party, asset-based exit financing facility that (a) provides availability as of the Effective Date of at least $20,000,000 for revolving borrowings after permitting for any amounts on account of outstanding letters of credit; and (b) has aggregate total commitments in an amount not less than $30,000,000 to be agreed on terms acceptable to the Consenting First Lien Credit Agreement Lenders.

100.      “New Revolving Exit Facility Credit Agreement” means the new credit agreement with respect to the New Revolving Exit Facility.

101.      “New Revolving Exit Facility Credit Agreement Documents” means the New Revolving Exit Facility Credit Agreement and any other documentation necessary to effectuate the incurrence of the New Revolving Exit Facility.

102.      “New Secured TL Term Sheet” means the term sheet setting forth the terms of the New First Lien Term Loan Facility, attached as Exhibit E to the Restructuring Support Agreement.

103.      “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

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104.      “Other Secured Claim” means any Secured Claim against the Debtors, including any Secured Tax Claim, other than a Credit Agreement Claim.

105.      “Person” means a person as defined in section 101(41) of the Bankruptcy Code.

106.      “Petition Date” means the date on which each of the Debtors filed its respective petition for relief commencing its Chapter 11 Cases.

107.      “Plan” means this joint prepackaged chapter 11 plan, including all appendices, exhibits, schedules and supplements hereto (including any appendices, exhibits, schedules and supplements to the Plan that are contained in the Plan Supplement), as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and the Restructuring Support Agreement.

108.      “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits, in each case subject to the terms and provisions of the Restructuring Support Agreement, and which shall include: (a) the Stockholders’ Agreement; (b) the New Organizational Documents; (c) the Restructuring Steps Memorandum; (d) to the extent known, the identity of the members of the New Board and the officers of Jason NewCo; (e) the Rejected Executory Contract and Unexpired Lease List, if any; (f) the Retained Causes of Action Schedule; (g) the New First Lien Credit Agreement; (h) the New Junior Lien Convertible Credit Agreement; (i) the New Revolving Exit Facility Credit Agreement; (j) the Registration Rights Agreement; and (k) any other necessary documentation related to the Restructuring Transactions, each as subject to the consent rights provided for in the Restructuring Support Agreement.

109.      “Plan Supplement Filing Date” means the date that is seven days before the deadline to file an objection to the Plan.

110.      “Pleadings” means the “first-day pleadings,” “second-day pleadings” or any other significant motion or pleading, except for retention applications, filed with the Bankruptcy Court that the Debtors determine are necessary or desirable to file.

111.      “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

112.      “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that respective Class.

113.      “Professional Fee Claim” means all Administrative Claims for the compensation of Retained Professionals and the reimbursement of expenses incurred by such Retained Professionals through and including the Confirmation Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

114.      “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Reserve Amount; provided that the Cash funds in the Professional Fee Escrow Account shall be increased from Cash on hand at the Reorganized Debtors to the extent applications are filed after the Effective Date in excess of the amount of Cash funded into the escrow as of the Effective Date.

115.      “Professional Fee Reserve Amount” means the aggregate amount of Retained Professional Fee Claims and other unpaid fees and expenses that the Retained Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Retained Professionals shall deliver to the Debtors, the First Lien Ad Hoc Group Representatives, and counsel to the Second Lien Ad Hoc Group as set forth in Section 2.1.2(c) of the Plan.

116.      “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

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117.      “Registration Rights Agreement” means that certain registration rights agreement of Jason NewCo, which shall become effective on the Effective Date.

118.      “Reinstate,” “Reinstated,” or “Reinstatement” means, leaving a Claim Unimpaired under the Plan.

119.      “Released Party” means each of the following, solely in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c) the First Lien Ad Hoc Group; (d) the First Lien Credit Agreement Lenders; (e) the Second Lien Ad Hoc Group; (f) Holders of Interests in Jason; (g) the Agents; (h) with respect to the foregoing clauses (a) through (g), each such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, control persons, equityholders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, participants, managed accounts or funds, fund advisors, predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, investment managers, and other professionals, each in their capacity as such; provided, however, that any Entity identified in the foregoing clauses (a) through (g) that opts out of the releases contained in the Plan shall not be a “Released Party.”

120.      “Releasing Party” means each of the following, solely in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c) the First Lien Ad Hoc Group; (d) the First Lien Credit Agreement Lenders; (e) the Second Lien Ad Hoc Group; (f) the Agents; (g) all Holders of Claims who vote to accept the Plan; (h) all Holders of Claims who are eligible to vote, but abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (i) all Holders of Claims who vote to reject the Plan and who do not opt out of the releases provided by the Plan; (j) with respect to the foregoing clauses (a) through (j), each such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, control persons, equityholders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, participants, managed accounts or funds, fund advisors, predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, investment managers, and other professionals, each in their capacity as such.

121.      “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, amalgamation, consolidation, or otherwise, on or after the Effective Date in accordance with the Restructuring Transactions, including Jason NewCo.

122.      “Required Consenting Creditors” means, as of the relevant date, the Consenting Creditors holding at least 50.01% of the aggregate outstanding principal amount of the Term Loans held by all Consenting Creditors as of such date as required under the Restructuring Support Agreement.

123.      “Restructuring Expenses” means (i) the costs and expenses incurred by, or on behalf of, the First Lien Ad Hoc Group, including the fees and expenses of (a) Weil, Gotshal & Manges LLP, (b) local counsel (if any), and (c) Houlihan Lokey Capital, Inc., and (ii) the costs and expenses incurred by, or on behalf of, the Second Lien Ad Hoc Group, in an amount equal to $500,000, for the fees and expenses of the Second Lien Ad Hoc Group’s legal and/or financial advisors, to be paid according to instructions provided by counsel to the Second Lien Ad Hoc Group.

124.      “Restructuring Support Agreement” means that certain Restructuring Support Agreement entered into on June 5, 2020 by and among the Debtors, the Consenting Creditors, and any subsequent Entity that becomes a party thereto pursuant to the terms thereof, attached as Exhibit B to the Disclosure Statement.

125.      “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be in the Plan Supplement.

126.      “Restructuring Transactions” means the transactions described in Section 4.2 of the Plan.

127.      “Retained Professional” means an Entity:  (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to (i) sections 327, 328, 329, 330, or 331 of the Bankruptcy Code or (ii) an order entered by the Bankruptcy Court authorizing such retention, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

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128.      “Sale Transaction” means the transfer of certain of the Debtors’ assets to Jason NewCo to be consummated in accordance with the Plan, the Restructuring Support Agreement, and the Restructuring Steps Memorandum, which is expected to be achieved via merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, liquidation, or otherwise, and which may be treated as a sale of assets for U.S. federal income tax purposes.

129.      “Schedule of Rejected Executory Contracts and Unexpired Leases” means a schedule that will be Filed as part of the Plan Supplement at the Debtors’ option and will include a list of all Executory Contracts and Unexpired Leases that the Debtors intend to reject as of the Effective Date, which shall be in form and substance reasonably acceptable to the Required Consenting Creditors.

130.      “Second Lien Ad Hoc Group” means that ad hoc group of Holders of Second Lien Credit Agreement Claims represented by Brown Rudnick LLP and Lincoln International.

131.      “Second Lien Credit Agreement” means that certain credit agreement, dated as of June 30, 2014, between Jason, the Second Lien Credit Agreement Lenders, and the Second Lien Credit Facility Agent, as amended, restated, amended and restated, modified, or supplemented from time to time.

132.      “Second Lien Credit Agreement Documents” means, collectively, the Second Lien Credit Agreement, and any security documents and any other collateral, guarantee and ancillary documents, including any applicable forbearance agreement, executed in connection with the Second Lien Credit Agreement.

133.      “Second Lien Credit Agreement Claim” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the Second Lien Credit Agreement or any other agreement, instrument or document executed at any time in connection therewith including the Second Lien Credit Agreement Ancillary Documents and all Obligations (as defined in the Second Lien Credit Agreement).

134.      “Second Lien Credit Agreement Lenders” means collectively, the Holders of Second Lien Credit Agreement Claims.

135.      “Second Lien Credit Facility Agent” means Wilmington Savings Fund Society Bank, as administrative agent under the Second Lien Credit Agreement.

136.      “Section 510(b) Claim” means any Claim against any Debtor:  (a) arising from the rescission of a purchase or sale of a Security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a Security; or (c) for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim; provided that a Section 510(b) Claim shall not include any Claims subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Interest.

137.      “Secured Claim” means, when referring to a Claim, a Claim: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a Secured Claim.

138.     “Secured” means when referring to a Claim:  (a) secured by a lien on property in which any of Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a Secured Claim.

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139.      “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

140.      “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.

141.      “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

142.      “Servicer” means an agent or other authorized representative of Holders of Claims or Interests.

143.     “Solicitation Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

144.      “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan.

145.      “Stockholders’ Agreement” means that certain stockholders’ agreement of Jason NewCo, which agreement shall become effective upon the Effective Date.

146.      “Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

147.      “Third-Party Release” means the releases set forth in Section 8 of the Plan.

148.      “U.S. Trustee” means the United States Trustee for the Southern District of New York.

149.      “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a Holder that has not:  (a) accepted a particular distribution or; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or the Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

150.      “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

151.      “Unimpaired” means, with respect to a Class of Claims or Interests, a Class consisting of Claims or Interests that are not impaired within the meaning of section 1124 of the Bankruptcy Code.

152.      “Voting Deadline” means the date and time by which the Solicitation Agent must actually receive the Ballots, as set forth on the Ballots.

1.2         Rules of Interpretation

For purposes of the Plan:  (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (i) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (j)  references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (l) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” and (m) unless otherwise specified, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

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1.3         Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

1.4         Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

1.5         Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

1.6         Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

1.7         Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control.  In the event of an inconsistency between the Plan and any Definitive Documents or other documents, schedules or exhibits contained in the Plan Supplement, such Definitive Document or other document, schedule or exhibit shall control.  In the event of an inconsistency between the Plan or any Definitive Documents or other documents, schedules or exhibits contained in the Plan Supplement, on the one hand, and the Confirmation Order, on the other hand, the Confirmation Order shall control.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

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2.1       Administrative Claims

2.1.1       Administrative Claims

          Unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following:  (1) if an Administrative Claim is Allowed as of the Effective Date, on the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than sixty days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

2.1.2       Professional Fee Claims

(a)          Final Fee Applications

All final requests for Professional Fee Claims shall be filed no later than 30 days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.

(b)         Professional Fee Escrow Account

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount, which shall be funded by the Reorganized Debtors.  The Professional Fee Escrow Account shall be maintained in trust solely for the Retained Professionals.  Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors.  The amount of Professional Fee Claims owing to the Retained Professionals shall be paid in Cash to such Retained Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order.  When all such Allowed amounts owing to Retained Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.  To the extent that funds held in the Professional Fee Escrow Account are unable to satisfy the amount of Professional Fee Claims owed to the Retained Professionals, such Retained Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Section 2.1 hereof.

(c)          Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Confirmation Date, the Retained Professionals shall estimate their Accrued Professional Compensation prior to and as of the Confirmation Date and shall deliver such estimate to the Debtors.  If a Retained Professional does not provide such estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Retained Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Retained Professional.  The total amount so estimated as of the Confirmation Date shall comprise the Professional Fee Reserve Amount.

Upon the Confirmation Date, any requirement that Retained Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Debtor or the Reorganized Debtors (as applicable) may employ and pay any Retained Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

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(d)          Substantial Contribution Compensation and Expenses

Any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application and serve such application on counsel for the Debtors or the Reorganized Debtors, as applicable, the Consenting Creditors, and as otherwise required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules.

2.2         Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

2.3         Statutory Fees

All fees due and payable pursuant to section 1930 of title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ or the Reorganized Debtors’ business (or such amount agreed to with the United States Trustee), for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1         Classification of Claims and Interests

The Plan constitutes a separate plan proposed by each Debtor within the meaning of section 1121 of the Bankruptcy Code.  Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code.  In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, and Priority Tax Claims, as described in Article II.

A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied or disallowed by Final Order prior to the Effective Date.  For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be eight (8) Classes for each Debtor other than, for the avoidance of doubt, Classes 9 and 10, which shall exist solely at Jason); provided that any Class that does not contain any Allowed Claims or Allowed Interests with respect to a particular Debtor will be treated in accordance with Section 3.5 below.

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Below is a chart assigning each Class a number for purposes of identifying each separate Class:

Summary of Classification and Treatment of Claims and Interests

Class	Claim or Interest	Status	Voting Rights

1	Other Secured Claims	Unimpaired	Presumed to Accept

2	Other Priority Claims	Unimpaired	Presumed to Accept

3	First Lien Secured Credit Agreement Claims	Impaired	Entitled to Vote

4	First Lien Credit Agreement Deficiency Claims	Impaired	Entitled to Vote

5	Second Lien Credit Agreement Claims	Impaired	Entitled to Vote

6	General Unsecured Claims	Unimpaired	Presumed to Accept

7	Intercompany Claims	Unimpaired / Impaired	Presumed to Accept / Deemed to Reject

8	Intercompany Interests	Unimpaired / Impaired	Presumed to Accept / Deemed to Reject

9	Jason Common Interests	Impaired	Deemed to Reject

10	Jason Preferred Interests	Impaired	Deemed to Reject

3.2         Treatment of Classes of Claims and Interests2

Except to the extent that the Debtors and a Holder of an Allowed Claim agrees to less favorable treatment, such Holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Holder’s Allowed Claim.  Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

(a)          Class 1 — Other Secured Claims

(1)	Classification: Class 1 consists of all Other Secured Claims.

(2)
Treatment:  Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, each Holder thereof shall receive, at the election of the Debtors, or the Reorganized Debtors, as applicable:  (a) payment in full in Cash; (b) the collateral securing its Allowed Other Secured Claim; (c) Reinstatement of its Allowed Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

[2]	Allowed Claim amounts referenced in this section are subject to adjustment to reflect any changes to the outstanding principal amounts prior to the Effective Date.

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(3)
Voting:  Class 1 is Unimpaired and Holders of Allowed Other Secured Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Allowed Other Secured Claims in Class 1 are not entitled to vote to accept or reject the Plan.

(b)          Class 2 — Other Priority Claims

(1)	Classification: Class 2 consists of all Other Priority Claims.

(2)
Treatment:  Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, on the Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, each Holder thereof shall receive payment in full in Cash or such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(3)
Voting:  Class 2 is Unimpaired and Holders of Allowed Other Priority Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Allowed Other Priority Claims in Class 2 are not entitled to vote to accept or reject the Plan.

(c)          Class 3 — First Lien Secured Credit Agreement Claims

(1)	Classification: Class 3 consists of the First Lien Secured Credit Agreement Claims.

(2)
Allowance:  On the Effective Date, the First Lien Secured Credit Agreement Claims shall be deemed Allowed in the aggregate amount of approximately $202,100,000[3] in principal, plus accrued and unpaid interest as of the Petition Date; and

(3)
Treatment:  Except to the extent that a Holder of a First Lien Secured Credit Agreement Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for each First Lien Secured Credit Agreement Claim, each Holder thereof shall receive its Pro Rata share of and interest in:  (i) the New First Lien Term Loan Facility; (ii) New Junior Lien Convertible Term Loan Facility; (iii) 95% of the New Jason Equity, subject to dilution by the Management Incentive Plan and the New Junior Convertible Term Loans; and (iv) if applicable, the First Lien Put Option.

(4)	Voting: Class 3 is Impaired. Therefore, Holders of Class 3 First Lien Secured Credit Agreement Claims are entitled to vote to accept or reject the Plan.

(d)          Class 4 — First Lien Credit Agreement Deficiency Claims

(1)	Classification: Class 4 consists of all First Lien Credit Agreement Deficiency Claims.

(2)	Allowance: On the Effective Date, the First Lien Credit Agreement Deficiency Claims shall be deemed Allowed in the aggregate amount of not less than approximately $78,900,000.[4]

[3]	Based on a midpoint total enterprise value of $200,000,000.

[4]	Based on a midpoint total enterprise value of $200,000,000.

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(3)
Treatment: On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Class 4 Claim, each Holder thereof shall receive no distribution.

(4)	Voting: Class 4 is Impaired. Therefore, Holders of Class 4 First Lien Credit Agreement Deficiency Claims are entitled to vote to accept or reject the Plan.

(e)          Class 5 — Second Lien Credit Agreement Claims

(1)	Classification: Class 5 consists of all Second Lien Credit Agreement Claims.

(2)	Allowance: On the Effective Date, the Second Lien Credit Agreement Claims shall be deemed Allowed in the aggregate amount equal to approximately $94,500,000.

(3)
Treatment:  Except to the extent that a Holder of a Second Lien Credit Agreement Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Class 5 Claim, each Holder thereof shall receive its Pro Rata share of and interest in 5% of the New Jason Equity, subject to dilution by the Management Incentive Plan and the New Junior Convertible Term Loans.

(4)	Voting: Class 5 is Impaired. Therefore, Holders of Class 5 Second Lien Credit Agreement Claims are entitled to vote to accept or reject the Plan.

(f)           Class 6 — General Unsecured Claims

(1)	Classification: Class 6 consists of all General Unsecured Claims.

(2)
Treatment:  Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim, each Holder thereof shall receive, as a carve-out from the collateral securing the First Lien Secured Credit Agreement Claims and at the election of the Debtors or Reorganized Debtors, as applicable, either:  (a) Reinstatement of such Allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; (b) payment in full in Cash on the later of (i) the Effective Date or as soon as reasonably practicable thereafter, or (ii) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim; or (c) such other treatment rendering such Allowed General Unsecured Claim Unimpaired.

(3)
Voting:  Class 6 is Unimpaired and Holders of Class 6 General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 6 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

(g)          Class 7 — Intercompany Claims

(1)	Classification: Class 7 consists of all Intercompany Claims.

(2)
Treatment:  On the Effective Date, each Intercompany Claim shall be, at the election of the Debtors or Reorganized Debtors, as applicable, either Reinstated or canceled and released without any distribution.

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(3)
Voting:  Holders of Intercompany Claims are either Unimpaired, and such Holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and such Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

(h)          Class 8 — Intercompany Interests

(1)	Classification: Class 8 consists of all Intercompany Interests.

(2)
Treatment:  Subject to the Restructuring Transactions, on the Effective Date, Intercompany Interests shall be, at the election of the Debtors or the Reorganized Debtors, as applicable, either Reinstated or cancelled and released without any distribution.

(3)
Voting:  Holders of Intercompany Interests are either Unimpaired, and such Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and such Holders of Intercompany Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

(i)          Class 9 — Jason Common Interests

(1)	Classification: Class 9 consists of all Jason Common Interests.

(2)	Treatment: On the Effective Date, all Jason Common Interests will be cancelled, released, and extinguished, and will be of no further force or effect.

(3)
Voting:  Holders of Jason Common Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Jason Common Interests are not entitled to vote to accept or reject the Plan.

(j)          Class 10 — Jason Preferred Interests

(1)	Classification: Class 10 consists of all Jason Preferred Interests.

(2)	Treatment: On the Effective Date, all Jason Preferred Interests will be cancelled, released, and extinguished, and will be of no further force or effect.

(3)
Voting:  Holders of Jason Preferred Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Jason Preferred Interests are not entitled to vote to accept or reject the Plan.

3.3         Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.  Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Plan.

3.4         Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class thereof, is Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

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3.5         Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest, or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing, shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

3.6         Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Interests in such Class.

3.7         Confirmation Pursuant to 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.  The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan (subject to the terms of the Restructuring Support Agreement) to the extent that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by (a) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules and (b) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date.  For the avoidance of doubt, notwithstanding any of the foregoing, the Plan shall enforce all rights and subordination arising under any intercreditor agreements in accordance with section 510(a) of the Bankruptcy Code.

3.8         Intercompany Interests

To the extent Reinstated under the Plan, the Intercompany Interests shall be Reinstated for the ultimate benefit of the holders of the New Jason Equity and in exchange for the Debtors’ and the Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.  Distributions on account of the Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the corporate structure given the various foreign Affiliates and subsidiaries of the Debtors.  For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date.

3.9         Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to, with the written consent of the First Lien Ad Hoc Group, re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

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ARTICLE IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

4.1         General Settlement of Claims and Interests

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and is within the range of reasonableness.  Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

4.2         Restructuring Transactions

On or about the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall take all actions set forth in the Restructuring Steps Memorandum and Restructuring Support Agreement, and enter into any transaction and may take all actions as may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Support Agreement and the Plan,  including:  (a) the execution and delivery of any appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree, including the documents comprising the Plan Supplement; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, amalgamation, consolidation, conversion, or dissolution pursuant to applicable state law; (d)  such other transactions that are required to effectuate the Restructuring Transactions in the most tax efficient manner for the Debtors, including any mergers, consolidations, restructurings, conversions, dispositions, transfers, formations, organizations, dissolutions, or liquidations; (e) the execution, delivery, and filing, if applicable, of the New Credit Agreement Documents and the New Revolving Exit Facility Credit Agreement Documents; (f) the execution and delivery of the Definitive Documents; (g) the issuance of securities, all of which shall be authorized and approved in all respects, in each case, without further action being required under applicable law, regulation, order or rule; and (h) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

4.3         New Jason Equity

All Jason Common Interests and Jason Preferred Interests shall be cancelled as of the Effective Date.  In connection with the Restructuring Transactions, Jason NewCo shall issue and distribute, or otherwise transfer, the New Jason Equity pursuant to, and in the manner set forth in, the Plan and other Definitive Documents.

On the Effective Date, Jason NewCo is authorized to issue or cause to be issued and shall, as provided for in the Restructuring Steps Memorandum, issue the New Jason Equity in accordance with the terms of this Plan, the Stockholders’ Agreement, and other applicable Definitive Documents without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person.  The New Jason Equity shall be issued and distributed free and clear of all Liens, Claims, and other Interests.  All of the New Jason Equity issued pursuant to the Plan, as contemplated by the Sale Transaction, shall be duly authorized and validly issued.

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On the Effective Date, Jason NewCo and all holders of the New Jason Equity then outstanding shall be deemed to be parties to the New Organizational Documents, substantially in the form, and substance consistent with the term sheets, contained in the Restructuring Support Agreement, without the need for execution by any such holder.  The New Organizational Documents shall be binding on Jason NewCo and its subsidiaries and all parties receiving pursuant to the Plan, and all holders of, New Jason Equity.

4.4         The New Credit Facilities

On the Effective Date, the Reorganized Debtors shall enter into the New Credit Agreements and shall execute and deliver the New Credit Agreement Documents, and such documents shall become effective in accordance with their terms, all in accordance with the Restructuring Steps Memorandum.  On and after the Effective Date, the New Credit Agreement Documents, shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.  The terms and conditions of the New Credit Agreement Documents, if any, shall bind the Reorganized Debtors and each other Entity that enters into such New Credit Agreement Documents as a guarantor.  Any Entity’s entry into the New Credit Agreements, if any, shall be deemed as its agreement to the terms of such New Credit Agreement Documents, as amended or modified from time to time following the Effective Date in accordance with its terms.

Confirmation shall be deemed approval of the New Credit Agreement Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees and expenses paid in connection therewith), if any, and, to the extent not approved by the Bankruptcy Court previously, the Reorganized Debtors will be authorized to execute and deliver those documents necessary or appropriate to obtain the New Credit Facilities, including the New Credit Agreement Documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to enter into the New Credit Agreement Documents, if any.

4.5         New Revolving Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the New Revolving Exit Facility Credit Agreement and shall execute and deliver the New Revolving Exit Facility Credit Agreement Documents, and such documents shall become effective in accordance with their terms, all in accordance with the Restructuring Steps Memorandum.  On and after the Effective Date, the New Revolving Exit Facility Credit Agreement Documents, shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.  The terms and conditions of the New Revolving Exit Facility Credit Agreement Documents, if any, shall bind the Reorganized Debtors and each other Entity that enters into such New Revolving Exit Facility Credit Agreement Documents as a guarantor.  Any Entity’s entry into the New Revolving Exit Facility Credit Agreement, if any, shall be deemed as its agreement to the terms of such New Revolving Exit Facility Credit Agreement Documents, as amended or modified from time to time following the Effective Date in accordance with its terms.

Confirmation shall be deemed approval of the New Revolving Exit Facility Credit Agreement Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees and expenses paid in connection therewith), if any, and, to the extent not approved by the Bankruptcy Court previously, the Reorganized Debtors will be authorized to execute and deliver those documents necessary or appropriate to obtain the New Revolving Exit Facility Credit Agreement, including the New Revolving Exit Facility Credit Agreement Documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to enter into the New Revolving Exit Facility Credit Agreement Documents, if any.

4.6         Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan (including with respect to the Restructuring Transactions, the New Credit Agreement Documents, and the New Revolving Exit Facility Credit Agreement Documents), on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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4.7         Exemption from Registration Requirements

The New Jason Equity to be issued to Holders of Allowed First Lien Secured Credit Agreement Claims pursuant to Article III of the Plan, the New Junior Convertible Term Loans and the New Jason Equity that may be issued on account of the New Junior Convertible Term Loans (collectively, the “Plan Securities”) will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon (i) section 1145 of the Bankruptcy Code (except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) or (ii) only to the extent that such exemption under section 1145 of the Bankruptcy Code is not available (including with respect to an entity that is an “underwriter”) pursuant to section 4(a)(2) under the Securities Act and/or Regulation D thereunder.

Securities issued in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of securities and (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and (b) are freely tradable and transferable by any holder thereof that, at the time of transfer, (1) is not an “affiliate” of Jason NewCo as defined in Rule 144(a)(1) under the Securities Act, (2) has not been such an “affiliate” within ninety (90) days of such transfer, (3) has not acquired such securities from an “affiliate” within one year of such transfer and (4) is not an entity that is an “underwriter.”

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all “affiliates,” which are all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means to possess, directly or indirectly, the power to direct or cause to direct management and policies of a person, whether through owning voting securities, contract, or otherwise. Accordingly, an officer, director or significant stockholder of a reorganized debtor or its successor may be deemed to be a “controlling person” of the debtor or successor under a plan of reorganization.

Solely to the extent issuance under Section 1145(a) of the Bankruptcy Code is unavailable and Plan Securities must instead be issued in reliance on section 4(a)(2) of the Securities Act or Regulation D thereunder, such securities will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and applicable state and local securities law.

New Jason Equity issued pursuant to the Management Incentive Plan will be issued pursuant to a registration statement or an exemption from registration under the Securities Act and applicable state and local securities laws.

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The Debtors recommend that potential recipients of Plan Securities or Securities issued under the Management Incentive Plan consult their own counsel concerning their ability to freely trade such Securities in compliance with the federal securities laws and any applicable Blue Sky Laws. The Debtors make no representation concerning the ability of a person to dispose of such Securities.

Should Jason Newco elect, on or after the Effective Date, to reflect any ownership of the New Jason Equity through the facilities of DTC, Jason Newco need not provide to DTC any further evidence other than the Plan or the Confirmation Order with respect to the treatment of such securities under applicable securities laws.  Notwithstanding anything to the contrary in the Plan, no Entity, including, for the avoidance of doubt, DTC shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer to the holders of New Jason Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  The Confirmation Order shall provide that DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Jason Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

4.8         Cancellation of Instruments, Certificates, and Other Documents

On the Effective Date, except with respect to the New Credit Facilities, the New Revolving Exit Facility, the Registration Rights Agreement, and the New Jason Equity or as otherwise provided in the Plan:  (a) the obligations of the Debtors under the First Lien Credit Agreement, the Second Lien Credit Agreement, and any Interest in Jason, certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors giving rise to any Claim or Interest, including, for the avoidance of doubt, any and all shareholder or similar agreements related to Interests in Jason, shall be cancelled and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (b) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation, or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged.

Notwithstanding Confirmation, the occurrence of the Effective Date or anything to the contrary herein, (i) such provisions in the First Lien Credit Agreement and the Second Lien Credit Agreement, as applicable, that, by their express terms, survive the termination of the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable, shall survive the occurrence of the Effective Date, including the rights of the Agent and the Trustee to expense reimbursement, indemnification, and similar amounts, and (ii) the First Lien Credit Agreement and the Second Lien Credit Agreement shall survive for the purposes of (a) allowing the Agents to make distributions pursuant to the Plan (if any), (b) allowing the Agents to enforce their rights, claims, and interests vis-à-vis any parties other than the Debtors, subject to the release and exculpation provisions set forth in Article VIII of this Plan; and (c) notwithstanding the release and exculpation provisions set forth in Article VIII of this Plan, preserving the rights of the Agents to payment of fees, expenses, and indemnification obligations as against the Lenders or any money or property distributable to the Lenders under the First Lien Credit Agreement and Second Lien Credit Agreement, as applicable, including any rights to priority of payment, and any and all rights, claims, and defenses of the Lenders with respect thereto.

4.9         Sources for Plan Distributions and Transfers of Funds Among Debtors

The Debtors shall fund distributions under the Plan with Cash on hand and the proceeds of the New Credit Facilities, New Revolving Exit Facility, and the New Jason Equity.  Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors.  The Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to make the payments and distributions required by the Plan.  Except as set forth herein, and to the extent consistent with any applicable limitations set forth in any applicable post-Effective Date agreement (including the New Credit Agreement Documents, New Revolving Exit Facility Credit Agreement Documents, and New Organizational Documents), any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

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From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post‑Effective Date agreement (including the New Credit Agreement Documents, New Revolving Exit Facility Credit Agreement Documents, and New Organizational Documents), shall have the right and authority, without further order of the Bankruptcy Court, to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

4.10       Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors , or any other Entity, including:  (a) rejection or assumption, as applicable, of Executory Contracts and Unexpired Leases; (b) selection of the directors, managers, and officers for the Reorganize Debtors, including the appointment of the New Board; (c) the entry into the New Credit Facilities and the execution, entry into, delivery and filing of the New Credit Agreement Documents, as applicable; (d) the adoption and/or filing of or entry into the New Organizational Documents; (e) the issuance and distribution, or other transfer, of the New Jason Equity as provided herein; (f) implementation of the Restructuring Transactions, including any Sale Transaction; (g) New Revolving Exit Facility Credit Agreement Documents; and (h) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan, including those contemplated under the Restructuring Steps Memorandum (whether to occur before, on, or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors, and any corporate action required by Jason NewCo and/or the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by Holders of Claims, the security holders, directors, managers, authorized persons, or officers of Jason NewCo and/or the Debtors.  On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, Jason NewCo, or the other Reorganized Debtors,  as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of Jason NewCo and the other Reorganized Debtors, as applicable, including the New Credit Agreement Documents, the New Revolving Exit Facility Credit Agreement Documents, the Registration Rights Agreement, and any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court.  The authorizations and approvals contemplated by this Section 4.10 shall be effective notwithstanding any requirements under non‑bankruptcy law.

4.11       Corporate Existence

Except as otherwise provided in the Plan, the Restructuring Steps Memorandum, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement (including the Restructuring Transactions, the New Organizational Documents, and the New Credit Agreement Documents, the New Revolving Exit Facility Credit Agreement Documents, and the Registration Rights Agreement), on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which Jason NewCo and each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation or bylaws (or other analogous formation documents) is amended by the Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

4.12       New Organizational Documents

On the Effective Date, or as soon thereafter as is reasonably practicable, Jason NewCo’s and the other Reorganized Debtors’ certificates of incorporation and bylaws (and other formation and constituent documents relating to limited liability companies) shall be amended as may be required to be consistent with the provisions of the Plan, the New Credit Agreement Documents, the New Revolving Exit Facility Credit Agreement Documents, the Stockholders’ Agreement, and the Registration Rights Agreement, as applicable, and the Bankruptcy Code.  The New Organizational Documents shall, among other things:  (a) authorize the issuance of the New Jason Equity; (b) authorize the entry into the Stockholders’ Agreement and the Registration Rights Agreement; and (c) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity Securities.  Subject to Section 4.13, Jason NewCo and each other Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents, and the Plan.

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4.13       Indemnification Provisions in Organizational Documents

As of the Effective Date, each Reorganized Debtor’s certificate of incorporation, bylaws, or similar organizational documents shall, to the fullest extent permitted by applicable law, provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of Jason NewCo and the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates (each of the foregoing solely in their capacity as such) but solely to the extent as set forth in the Indemnification Provisions, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, or asserted or unasserted.  For the avoidance of doubt, as of the Effective Date, Jason NewCo’s organizational documents shall be deemed to provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of Jason NewCo and the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates (each of the foregoing solely in their capacity as such) to the fullest extent permitted by applicable law but solely to the extent as set forth in Jason’s Indemnification Provisions, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, or asserted or unasserted.  None of the Reorganized Debtors shall amend and/or restate its certificate of incorporation, bylaws, or similar organizational document after the Effective Date to terminate or materially adversely affect (a) any Indemnification Provision or (b) the rights of such directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates (each of the foregoing solely in their capacity as such) referred to in the first sentence of this Section 4.13.

4.14       Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the New Credit Agreement Documents, New Revolving Exit Facility Credit Agreement Documents, the Stockholders’ Agreement, and the Registration Rights Agreement, as applicable, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

4.15       Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to Jason NewCo or to any other Person) of property under the Plan (including the Restructuring Transactions) or pursuant to:  (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or Jason NewCo; (b) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; (d) the grant of collateral as security for any or all of the New Credit Facilities or the New Revolving Exit Facility, as applicable; or (e) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan (including the Restructuring Transactions), shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales or use tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.  All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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4.16       Directors and Officers of the Reorganized Debtors

(a)          The New Board

As of the Effective Date the terms of the current members of the board of directors of Jason shall expire.  The New Board will initially be comprised of the Chief Executive Officer of Jason NewCo and such other members to be selected by the First Lien Ad Hoc Group.  To the extent known, the identities of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing consistent with section 1129(a)(5) of the Bankruptcy Code.  The directors of each of the subsidiary Debtors shall consist of either existing directors of such Debtor or such other persons as disclosed in the Plan Supplement or prior to the Confirmation Hearing.

From and after the Effective Date, each director (or director equivalent) of the Reorganized Debtors shall serve pursuant to the terms of the respective Reorganized Debtor’s charter and bylaws or other formation and constituent documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation.

(b)          Senior Management

Except as otherwise provided in the Plan, the officers of the Debtors as of the Petition Date shall remain in their current capacities as officers of the Reorganized Debtors unless, to the extent known, otherwise disclosed in the Plan Supplement or prior to the Confirmation Hearing, in each case subject to the ordinary rights and powers of the New Board to remove or replace them in accordance with the Reorganized Debtors’ organizational documents and any applicable employment agreements that are assumed pursuant to the Plan.

From and after the Effective Date, each officer or manager of the Reorganized Debtors shall serve pursuant to the terms of the respective Reorganized Debtor’s charters and bylaws or other formation and constituent documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation.

4.17       Employment Obligations

Except as otherwise provided in the Plan, on and after the Effective Date all employee wages, compensation, benefit, and incentive programs and collective bargaining agreements in place as of the Effective Date with the Debtors shall be assumed, or assumed and amended on terms no less favorable than the terms that were in place on the Effective Date, by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans in each case other than with respect to any programs with respect to Interests (such as stock, options, warrants, or restricted stock units, each of which shall be deemed to be no longer valid, binding, or effective with respect to the Reorganized Debtors).

Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

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4.18       Executive Employment Agreements

The Executives and the First Lien Ad Hoc Group shall in good faith negotiate new or amended employment agreements, the terms and conditions of which shall be reasonably acceptable to the Company and acceptable to each Executive and the First Lien Ad Hoc Group; provided that in conjunction with any agreement executed on the Effective Date, such Executive shall waive any change of control bonuses to which they would be entitled under their existing employment agreements; provided,  further that if an agreement is not reached, the relevant Executive shall be entitled to the severance payments set forth in his current Employment Agreement.

4.19        Management Incentive Plan

Following the Effective Date, Jason NewCo shall adopt and implement the Management Incentive Plan.  Awards under the Management Incentive Plan shall be granted by the compensation committee of the New Board.

4.20       Preservation of Causes of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including pursuant to Article VIII of the Plan or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors  will not pursue any and all available Causes of Action against them.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, including pursuant to Article VIII of the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.  For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Section 4.20 include any claim or Cause of Action with respect to, or against, a Released Party.

In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to the first paragraph of this Section 4.20 that a Debtor may hold against any Entity shall vest in the Reorganized Debtors.  The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

4.21       Release of Avoidance Actions

On the Effective Date, the Debtors, on behalf of themselves and their estates, shall release any and all Avoidance Actions and Jason NewCo, the Debtors and any of their successors or assigns, and any Entity acting on behalf of Jason NewCo or the Debtors, shall be deemed to have waived the right to pursue any and all Avoidance Actions, except for Avoidance Actions brought as counterclaims or defenses to claims asserted against the Debtors.

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ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1         Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date, pursuant to section 365 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease (a) was previously assumed or rejected; (b) was previously expired or terminated pursuant to its own terms; (c) is the subject of a motion to assume or assume and assign Filed on or before the Confirmation Date; or (d) is designated specifically, or by category, as an Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases.  The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates.  The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions and assignments, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests.  To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.  Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.2         Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter, with the amount and timing of payment of any such Cure dictated by the Debtors’ ordinary course of business.  Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the ordinary course amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Solicitation Agent on or before 30 days after the Effective Date.  Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against the Reorganized Debtors, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.  Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure in the Debtors ordinary course of business; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure.  The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court.  In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before 30 days after the Effective Date.  Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or the Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely Filed.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

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If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Section 5.2, in the amount and at the time dictated by the Debtors ordinary course of business, shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Section 5.2, in the amount and at the time dictated by the Debtors ordinary course of business, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

5.3         Rejection Damages Claims

In the event that the rejection of an Executory Contract or Unexpired Lease by any of the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against  the Debtors or the Reorganized Debtors or their respective properties or interests in property as agents, successors, or assigns, unless a Proof of Claim is Filed with the Solicitation Agent and served upon counsel for the Debtors or the Reorganized Debtors no later than 30 days after the later of (a) the Effective Date or (b) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection of such executory contract or unexpired lease.  Any such Claims, to the extent Allowed, shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of this Plan.

5.4         Indemnification

On and as of the Effective Date, the Indemnification Provisions will be assumed by the Debtors or the Reorganized Debtors (as applicable) and will be irrevocable and will survive the effectiveness of the Plan, and the New Organizational Documents will provide to the fullest extent provided by the law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.  On and as of the Effective Date, Jason NewCo shall assume the Indemnification Provisions of Jason and such assumption shall be irrevocable.

5.5         Insurance Policies and Surety Bonds

Each D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date, pursuant to section 365 of the Bankruptcy Code.  For the avoidance of doubt, any D&O Liability Insurance Policy associated with Jason shall be assumed by Jason NewCo as of the Effective Date.

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The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date, and any current and former directors, officers, managers, and employees of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors, officers, managers, and employees remain in such positions after the Effective Date.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors shall retain the ability to supplement such D&O Liability Insurance Policy as the Debtors or the Reorganized Debtors may deem necessary.

The Debtors shall continue to satisfy their surety bonds and insurance policies in full and continue such programs in the ordinary course of business.  Each of the Debtors’ surety bonds and insurance policies, and any agreements, documents, or instruments relating thereto, shall be treated as Executory Contracts under the Plan.  Unless otherwise provided in the Plan, on the Effective Date:  (a) the Debtors shall be deemed to have assumed all such surety bonds and insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims; and (b) such surety bonds and insurance policies and any agreements, documents, or instruments relating thereto shall revest in the applicable Reorganized Debtor(s).

Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies.  Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed, and shall survive the Effective Date.

5.6         Contracts and Leases After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed under section 365 of the Bankruptcy Code, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business.  Such contracts and leases that are not rejected under the Plan shall survive and remain unaffected by entry of the Confirmation Order.

5.7         Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtors have any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

5.8         Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1         Distributions on Account of Claims Allowed as of the Effective Date

Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtors  or the Reorganized Debtors, as the case may be, and the Holder of the applicable Claim, on the first Distribution Date, the Distribution Agent shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date or as soon as reasonably practical thereafter; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims shall be paid in accordance with Section 2.3. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.  A Distribution Date shall occur no more frequently than once in every 90 day period after the Effective Date, as necessary, in the Reorganized Debtors’ sole discretion.  For the avoidance of doubt, the Distribution Record Date shall not apply to distributions to holders of public Securities.

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6.2         Rights and Powers of the Distribution Agent

(a)          Powers of Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

(b)          Expenses Incurred On or After the Effective Date

The Debtors or the Reorganize Debtors, as applicable, shall pay to the Distribution Agents all reasonable and documented fees and expenses of the Distribution Agent without the need for any approvals, authorizations, actions, or consents, except as otherwise ordered by the Bankruptcy Court.  The Distribution Agent shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement, and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable.  In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses.  In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

6.3         Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties:  (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims have been Allowed or expunged.

6.4         Delivery of Distributions

(a)          Record Date for Distributions

On the Effective Date, the various transfer registers for each class of Claims or Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record Holders of any Claims or Interests (the “Distribution Record Date”).  The Distribution Agent shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.  In addition, with respect to payment of any Cure amounts or disputes over any Cure amounts, neither the Debtors nor the Distribution Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure amount.  For the avoidance of doubt, the Distribution Record Date shall not apply to distributions to holders of public Securities.

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(b)          Distribution Process

Except as otherwise provided in the Plan, the Distribution Agent shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the applicable register or in the Debtors’ records as of the date of any such distribution (as applicable), including the address set forth in any Proof of Claim filed by that Holder; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.  For the avoidance of doubt, the Distribution Record Date shall not apply to distributions to holders of public Securities.

All Distributions on account of Allowed First Lien Credit Agreement Claims and Allowed Second Lien Credit Agreement Claims shall be made to or at the direction of the applicable Agent for further distribution to the First Lien Credit Agreement Lenders or Second Lien Credit Agreement Lenders, as applicable, in accordance with the First Lien Credit Agreement Documents and the Second Lien Credit Agreement Documents and the Plan, and shall be deemed completed when made to or at the direction of the applicable Agent.

(c)          Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes and withholding distributions pending receipt of information necessary to facilitate such distributions; provided that, the Reorganized Debtors and the Distribution Agent, as applicable, shall request appropriate documentation from the applicable distributees and allow such distributees a reasonable amount of time to respond.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.  Any amounts withheld or reallocated pursuant to this Section 6.4(e) shall be treated as if distributed to the Holder of the Allowed Claim.

(d)          Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

(e)          Fractional, Undeliverable, and Unclaimed Distributions

(1)
Fractional Distributions.  Whenever any distribution of fractional shares of New Jason Equity or New Credit Facilities would otherwise be required pursuant to the Plan, the actual distribution shall reflect a rounding of such fraction to the nearest share or whole dollar (up or down), with half shares or half dollars or less being rounded down.

(2)
Undeliverable Distributions.  If any distribution to a Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date.  Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, such distribution reverts to the Reorganized Debtors, or is cancelled pursuant to Section 6.4(e)(4) below, and shall not be supplemented with any interest, dividends, or other accruals of any kind

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(3)
Failure to Present Checks.  Checks issued by the Reorganized Debtors (or their Distribution Agent) on account of Allowed Claims shall be null and void if not negotiated within 90 days after the issuance of such check.  Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued.

Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within 180 days after the date of mailing or other delivery of such check shall have its Claim for such un-negotiated check discharged and be discharged and forever barred, estopped, and enjoined from asserting any such Claim against the Reorganized Debtors or their property.

Within 90 days after the mailing or other delivery of any such distribution checks, notwithstanding applicable escheatment laws, all such distributions shall revert to the Reorganized Debtors.  Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

(4)
Reversion.  Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code, and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is New Jason Equity, shall be deemed cancelled.  Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

(f)          Surrender of Cancelled Instruments or Securities

On the Effective Date, each Holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim is governed by an agreement and administered by a Servicer).  Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non‑Debtor third parties vis-à-vis one another with respect to such Certificate.  Notwithstanding the foregoing paragraph, this Section 6.4(e)(2) shall not apply to any Claims and Interests Reinstated pursuant to the terms of the Plan.

(g)          Minimum Distributions

Notwithstanding anything herein to the contrary, the Reorganized Debtors and the Distribution Agents shall not be required to make distributions or payments of less than $100 (whether Cash or otherwise).

6.5         Claims Paid or Payable by Third Parties

(a)          Claims Paid by Third Parties

A Claim shall be correspondingly reduced, and the applicable portion of such Claim shall be Disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Reorganize Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the Reorganized Debtors annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14 day grace period specified above until the amount is repaid.

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(b)          Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)          Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Notwithstanding anything to the contrary herein (including Article VIII), nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

6.6         Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder.  In no event shall any Holder of a Claim be entitled to set off any such Claim against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

6.7         Allocation Between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to interest, if any, on such Allowed Claim accrued through the Effective Date.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

7.1         Proofs of Claim / Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all General Unsecured Claims under the Plan, except as required by Section 2.1, Section 5.2, and any other sections of the Plan that require filing Proofs of Claims, Holders of Claims need not file Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable.  All Proofs of Claim filed in these Chapter 11 Cases, except those permitted by Section 2.1, shall be considered objected to and Disputed without further action by the Debtors.

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Upon the Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn, other than as provided below, and such creditor that Files a Proof of Claim with the Bankruptcy Court retains any right it may have to pursue remedies in a forum other than the Bankruptcy Court in accordance with applicable.  Notwithstanding anything in this Section 7.1, (a) all Claims against the Debtors that result from the Debtors’ rejection of an executory contract or unexpired lease, (b) disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code, and (c) Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.  From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

7.2         Objections to Claims

Except insofar as a Claim is Allowed under the Plan, the Debtors, the Reorganized Debtors, or any other party in interest shall be entitled to object to Claims.  Any objections to Claims, other than Administrative Claims, shall be served and filed (a) on or before the 90th day following the later of (i) the Effective Date and (ii) the date that a Proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a Holder of such Claim, or (b) such later date as ordered by the Bankruptcy Court upon motion filed by the Debtors or Reorganized Debtors.  For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Section 4.20 of the Plan.

7.3         Estimation of Claims

Before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection; provided that if the Bankruptcy Court resolves the Allowed amount of a Claim, the Debtors and Reorganized Debtors, as applicable, shall not be permitted to seek an estimation of such Claim.  Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.

7.4         No Distribution Pending Allowance

If an objection to a Claim is deemed, as set forth in Section 7.1, or Filed, as set forth in Section 7.2, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

7.5         Distribution After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of the such Claim unless required under applicable bankruptcy law.

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7.6         No Interest

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

7.7         Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted on the Claims register by the Reorganized Debtors without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

7.8         Disallowance of Claims

All Claims of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if:  (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.  All Claims filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order or approval of the Bankruptcy Court.  All Claims filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims register as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit, without any further notice to or action, order or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the Claims Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims shall not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely filed by a Final Order.

ARTICLE VIII

EFFECT OF CONFIRMATION OF THE PLAN

8.1         Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or noncontingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

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8.2         Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to Section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative Claims asserted or assertable on behalf of the Debtors or their Estates, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim against, or interest in, a Debtor or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in- or out-of-court restructuring efforts, the First Lien Credit Agreement, the Second Lien Credit Agreement, any Avoidance Actions (but excluding avoidance actions brought as counterclaims or defenses to claims asserted against the debtors), any intercompany transaction, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the chapter 11 cases, the New First Lien Credit Agreement, the New First Lien Credit Agreement Documents, the New Junior Lien Credit Agreement, the New Junior Lien Credit Agreement Documents, the New Revolving Exit Facility, solicitation of votes on the Plan, the prepetition negotiation and settlement of Claims, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or preferred equity (including the New First Lien Term Loan, New Junior Convertible Term Loans, and the New Revolving Exit Facility) and/or Securities (including the New Jason Equity) pursuant to the Plan, or the distribution of property under the plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.  Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release any post‑Effective Date obligations of any Party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including the New First Lien Credit Agreement Documents, New Junior Lien Credit Agreement Documents, and other documents, instruments and agreements set forth in the Plan Supplement) executed to implement the plan and shall not result in a release, waiver, or discharge of any of the Debtors’ or the Reorganized Debtors’ assumed indemnification provisions as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (a) in exchange for the good and valuable consideration provided by the released parties, including, without limitation, the released parties’ contributions to facilitating the restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

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8.3         Releases by Holders of Claims and Interests

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, and to the fullest extent allowed by applicable law, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted or assertable on behalf of the Debtors, or their Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in-or-out-of-court restructuring efforts, the First Lien Credit Agreement, the Second Lien Credit Agreement, the Intercreditor Agreement (as defined in the Disclosure Statement), any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to asserted against the Debtors), any Intercompany Transaction, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the New First Lien Credit Agreement, the New First Lien Credit Agreement Documents, the New Junior Lien Credit Agreement, the New Junior Lien Credit Agreement Documents, solicitation of votes on the Plan, the prepetition negotiation and settlement of Claims, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or preferred equity (including the New First Lien Term Loans, New Junior Convertible Term Loans, and the New Revolving Exit Facility), and/or Securities (including the New Jason Equity) pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the Releases set forth above do not release (a) any post-Effective Date obligations of any Party or entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including the New First Lien Credit Agreement Documents, the New Junior Lien Credit Agreement Documents, and other documents, instruments, and agreements set forth in the Plan Supplement) executed to implement the Plan and shall not result in a release, waiver, or discharge of any of the Debtors’ or the Reorganized Debtors’ assumed indemnification provisions as set forth in the Plan or (b) any individual from any Claim or Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definition contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is:  (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of action released pursuant to the Third-Party Release.

8.4         Exculpation

Notwithstanding anything contained in the Plan to the contrary, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from, any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the New First Lien Credit Agreement, the New First Lien Credit Agreement Documents, the New Junior Lien Credit Agreement, the New Junior Lien Credit Agreement Documents, and solicitation of votes on the Plan, the prepetition negotiation and settlement of Claims, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or preferred equity (including the New First Lien Term Loans, New Junior Convertible Term Loans, and the New Revolving Exit Facility) and/or Securities (including the New Jason Equity) pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

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The Exculpated Parties have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes on, and distribution of consideration pursuant to, the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.  Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any Claim relating to any post-Effective Date obligations of any Party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including the New First Lien Credit Agreement Documents, the New Junior Lien Credit Agreement Documents, and other documents, instruments and agreements set forth in the Plan Supplement) executed to implement the Plan.

8.5         Injunction

Except as otherwise provided in the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities that:  (a) are subject to compromise and settlement pursuant to the terms of the Plan; (b) have been released pursuant to section 8.2 of the Plan; (c) have been released pursuant to section 8.3 of the Plan; (d) are subject to exculpation pursuant to section 8.4 of the Plan; or (e) are otherwise discharged, satisfied, stayed, or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties:  (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (f) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests discharged, released, exculpated, or settled pursuant to the Plan.

8.6         Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

8.7         Release of Liens

Except as otherwise specifically provided in the Plan, the New Credit Agreement Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the New Credit Agreement Documents), New Revolving Exit Facility Credit Agreement Documents, the Registration Rights Agreement, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors, the Agents or any other Holder of a Secured Claim.  In addition, at the sole expense of the Debtors or the Reorganized Debtors, the Agents shall execute and deliver all documents reasonably requested by the Debtors, the Reorganized Debtors, or administrative agent(s) for the New Credit Facilities or the New Revolving Exit Facility to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors and their designees to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto.

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8.8         Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent, or (b) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

8.9         Recoupment

In no event shall any Holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1         Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 9.2 of the Plan:

9.1.1       The Bankruptcy Court shall have entered the Confirmation Order.

9.1.2       The final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed.

9.1.3       The Restructuring Support Agreement shall not have been terminated.

9.1.4       A Termination Event (as defined by the Cash Collateral Orders) shall not have occurred.

9.1.5       Holders of Allowed First Lien Credit Agreement Claims shall receive no less than 90% of New Jason Equity, subject to dilution by the Management Incentive Plan and the New Junior Convertible Term Loans, on account of such Allowed Claims.

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9.1.6       The Debtors shall have obtained all authorizations, consents and approvals, rulings, or  regulatory, governmental, and third party documents that are necessary to implement and effectuate the Plan, and all applicable regulatory or government-imposed waiting periods have expired or been terminated.

9.1.7       The New First Lien Credit Agreement Documents, the New Junior Lien Credit Agreement Documents, and the New Revolving Exit Facility, to the extent applicable, shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements.

9.1.8       The New Organizational Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived).

9.1.9       All Restructuring Expenses shall have been indefeasibly paid in full.

9.1.10     All professional fees and expenses of Retained Professionals approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in a Professional Fee Escrow Account pending approval by the Bankruptcy Court.

9.1.11     The First Lien Put Backstop Commitment has been provided (if applicable).

9.1.12     The Debtors shall satisfy the Minimum Liquidity Threshold.

9.2         Waiver of Conditions Precedent

The Debtors may waive any of the conditions to the Effective Date set forth in the Plan (except for the condition to the Effective Date set forth therein) at any time, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than a proceeding to confirm the Plan or consummate the Plan, subject to the consent of the First Lien Ad Hoc Group in its sole discretion.

9.3         Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement, or if, prior to the Effective Date, the Confirmation Order is vacated pursuant to a Final Order, then (except as provided in any such Final Order):  (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan, the Confirmation Order, the Disclosure Statement or the Restructuring Support Agreement shall:  (i) constitute a waiver or release of any Claims, Interests, or Causes of Action; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

9.4         Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

10.1       Modification of Plan

Effective as of the date hereof:  (a) the Debtors reserve the right in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order consistent with the terms set forth herein; and (b) after the entry of the Confirmation Order, the Debtors or Jason NewCo, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein.  Notwithstanding anything to the contrary herein, the Debtors or Jason NewCo, as applicable, shall not amend or modify the Plan in a manner inconsistent with the Restructuring Support Agreement.

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10.2       Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

10.3        Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to file subsequent chapter 11 plans.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then:  (a) the Plan will be null and void in all respects; (b) the Restructuring Support Agreement will be null and void in all respects; (c) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (d) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.    allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim against a Debtor, including the resolution of any request for payment of any Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims;

2.
decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.
resolve any matters related to Executory Contracts or Unexpired Leases, including:  (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.
ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.
adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

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6.
enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7.	enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8.	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10.
hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including:  (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Section 6.5(a) of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and contracts, instruments, releases, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

11.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

12.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

13.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

14.	enter an order or Final Decree concluding or closing the Chapter 11 Cases;

15.	enforce all orders previously entered by the Bankruptcy Court; and

16.	hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1        Immediate Binding Effect

Subject to Section 9.1 hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

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12.2        Additional Documents

On or before the Effective Date, subject to the consent rights set forth herein and in the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

12.3        Reservation of Rights

The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

12.4        Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

12.5        Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Debtors	Counsel to the Debtors

Jason Industries, Inc. 833 East Michigan Street, Suite 900 Milwaukee, Wisconsin 53202 Attn: Kevin Kuznicki, General Counsel	Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attn: Jonathan S. Henes, P.C. and Emily E. Geier

United States Trustee	Counsel to the Second Lien Ad Hoc Group

Office of the United States Trustee for the Southern District of New York U.S. Federal Office Building 201 Varick Street, Suite 1006 New York, New York 10014	Brown Rudnick LLP One Financial Center, Boston, Massachusetts 02111, Attn: Steven D. Pohl and Shari Dwoskin

Counsel to the First Lien Ad Hoc Group

Weil, Manges & Gotshal LLP 767 Fifth Avenue New York, New York 10153 Attn: Ryan Preston Dahl and Alexander W. Welch

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

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In accordance with Bankruptcy Rules 2002 and 3020(c), within 14 calendar days of the date of entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, shall serve the Notice of Confirmation by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with the Confirmation Hearing Notice; provided that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors or the Reorganized Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. To supplement the notice described in the preceding sentence, within 21 calendar days of the date of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, shall publish the Notice of Confirmation once in The Wall Street Journal (national edition).  Mailing and publication of the Notice of Confirmation in the time and manner set forth in this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.

12.6       Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

12.7       Entire Agreement

Except as otherwise indicated, other than the Restructuring Support Agreement, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.8        Plan Supplement

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date.  After the exhibits and documents are filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://dm.epiq11.com/jason or the Bankruptcy Court’s website at www.nysb.uscourts.gov.

12.9       Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, that, absent the prior consent of the Required Consenting Creditors, such alteration or interpretation is not inconsistent with the Restructuring Support Agreement.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ and Required Consenting Creditors’ prior consent, consistent with the terms set forth herein; and (c) nonseverable and mutually dependent.

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12.10     Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of the Consenting Creditors and each of their respective Affiliates, agents, representatives, members, principals, equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

12.11      Dissolution of the Committee

In the event a statutory committee of the Debtors’ unsecured creditors is appointed by the U.S. Trustee, such official committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases on the Effective Date; provided that such official committee shall be deemed to remain in existence solely with respect to, and shall not be heard on any issue except, applications filed by the Retained Professionals pursuant to sections 330 and 331 of the Bankruptcy Code.

12.12      Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

12.13      Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the Restructuring Support Agreement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: August 25, 2020	Jason Industries, Inc. on behalf of itself and each of its Debtor affiliates

/s/ Chad M. Paris
Chad M. Paris Senior Vice President and Chief Financial Officer of Jason Industries

47

Exhibit B
Confirmation Notice

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
JASON INDUSTRIES, INC. et al.,[1]	)	Case No. 20-22766 (RDD)
)
Debtors.	)	(Jointly Administered)
)

NOTICE OF (I) ENTRY OF ORDER
APPROVING THE DISCLOSURE STATEMENT FOR
AND CONFIRMING THE JOINT PREPACKAGED PLAN
OF REORGANIZATION OF JASON INDUSTRIES, INC.
AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11
OF THE BANKRUPTCY CODE AND (II) OCCURRENCE OF EFFECTIVE DATE

TO ALL CREDITORS, INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that on [___], 2020, the United States Bankruptcy Court for the Southern District of New York (the “Court”), entered an order [Docket No. [●]] (the “Confirmation Order”) approving the Disclosure Statement for the Joint Prepackaged Plan of Reorganization of Jason Industries, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket Nos. 23, 140] (as the same may have been modified, supplemented, and amended, the “Disclosure Statement”) and confirming the Joint Prepackaged Plan of Reorganization of Jason Industries, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket Nos. 22, 139, 208] (as modified, amended, and including all supplements and exhibits thereto, the “Plan”)2 (attached as Exhibit A to the Confirmation Order) of the above‑captioned debtors and debtors in possession (collectively, the “Debtors”).

1
The last four digits of the Debtors’ tax identification numbers, if any, are:  Jason Industries, Inc. (8322); Jason Partners Holdings, Inc. (1977); Jason Holdings, Inc. I (9929); Jason Incorporated (6840); Milsco, LLC (7243); Osborn, LLC (5279); Schaffner Manufacturing Co., Inc. (0894); and Jason International Holdings, Inc. (7730).  The location of the Debtors’ service address for purposes of these chapter 11 cases is:  777 Westchester Avenue, Suite 101, White Plains, NY 10604.

2	Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan or the Confirmation Order, as applicable.

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [____].

PLEASE TAKE FURTHER NOTICE that the Confirmation Order, the Plan, and copies of all documents filed in these chapter 11 cases are available free of charge by visiting https://dm.epiq11.com/case/jason or by calling the Debtors’ restructuring hotline at +1 (855) 917‑3541 (toll free) or +1 (503) 597-7669 (international).  You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at:  http://www.nysb.uscourts.gov.

PLEASE TAKE FURTHER NOTICE that the Court has approved certain discharge, release, exculpation, injunction, and related provisions in Article VIII of the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, and any Holder of a Claim or an Interest and such Holder’s respective predecessors, successors, and assigns, whether or not the Claim or the Interest of such Holder is Impaired under the Plan, and whether or not such Holder voted to accept the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights.  You are encouraged to review the Plan and the Confirmation Order in their entirety.

Dated: [●], 2020	/s/ DRAFT
New York, New York	Jonathan S. Henes, P.C.
Emily E. Geier (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue
New York, New York 10022
	Telephone:	(212) 446-4800
	Facsimile:	(212) 446-4900

- and -

Laura E. Krucks (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
	Telephone:	(312) 862-2000
	Facsimile:	(312) 862-2200

Proposed Counsel to the Debtors and Debtors in Possession

IF YOU HAVE ANY QUESTIONS ABOUT THIS NOTICE, PLEASE CONTACT EPIQ CORPORATE RESTRUCTURING, LLC BY CALLING +1 (855) 917-3541 (TOLL FREE) OR +1 (503) 597-7669 (INTERNATIONAL)